Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

TGG MEDICAL HOLDINGS, LLC,

TGG MEDICAL SOLUTIONS, INC.,

MALLINCKRODT ENTERPRISES LLC

and

MALLINCKRODT PLC

(solely for purposes of Section 12.20)

August 9, 2015

5.02	Authorization	25
5.03	No Violation	25
5.04	Governmental Consents	26
5.05	Litigation	26
5.06	Brokerage	26
5.07	Investment Representation	26
5.08	Financial Ability	26

ARTICLE VI COVENANTS OF THE COMPANY AND THE SELLER		27
6.01	Conduct of the Business	27
6.02	Access to Books and Records	30
6.03	Regulatory Filings	30
6.04	Conditions	32
6.05	Exclusive Dealing	32
6.06	Confidentiality	33
6.07	Section 280G	33
6.08	Retention of Funds	34
6.09	Termination of Affiliate Arrangements	35

ARTICLE VII COVENANTS OF THE PURCHASER		35
7.01	Access to Books and Records	35
7.02	Director and Officer Liability and Indemnification	35
7.03	Employment and Benefit Arrangements	36
7.04	Conditions	37
7.05	Contact with Customers, Employees and Suppliers	38

ARTICLE VIII INDEMNIFICATION		38
8.01	Survival of Representations, Warranties, Covenants and Agreements	38
8.02	Indemnification for the Benefit of the Purchaser	38
8.03	Indemnification by the Purchaser for the Benefit of the Seller	41
8.04	Procedures for Claims	42
8.05	Determination of Loss Amount	44
8.06	Acknowledgment of the Purchaser	44

ARTICLE IX TERMINATION		45
9.01	Termination	45
9.02	Effect of Termination	46

ARTICLE X ADDITIONAL COVENANTS		46
10.01	Provision Respecting Legal Representation	46
10.02	Tax Matters	47
10.03	Financing	49

ARTICLE XI DEFINITIONS		53
11.01	Definitions	53
11.02	Other Definitional Provisions	61
11.03	Index of Defined Terms	61

ARTICLE XII MISCELLANEOUS		63
12.01	Press Releases and Communications	63
12.02	Expenses	63
12.03	Knowledge Defined	63
12.04	Notices	63
12.05	Assignment	64
12.06	Severability	65
12.07	References	65
12.08	Construction	65
12.09	Amendment and Waiver	66
12.10	Complete Agreement	66
12.11	Third-Party Beneficiaries	66
12.12	Waiver of Trial by Jury	66
12.13	Delivery by Electronic Transmission	67
12.14	Counterparts	67
12.15	Governing Law	67
12.16	Jurisdiction	67
12.17	Specific Performance	67
12.18	Liability of Financing Sources	68
12.19	Prevailing Party	69
12.20	Guarantee	69

INDEX OF EXHIBITS

Exhibit A	Calculation of Net Working Capital
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of FIRPTA Certificate
Exhibit D	Form of Specified Matter Capital Commitment
Exhibit E	Form of Fundamental Rep/Covenant Claim Assumption Agreement

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 9, 2015, is made by and among TGG Medical Solutions, Inc., a Delaware corporation (the “Company”), Mallinckrodt Enterprises LLC, a Delaware limited liability company (the “Purchaser”), Mallinckrodt plc, an Irish public limited company (“Parent”) (solely for purposes of Section 12.20), and TGG Medical Holdings, LLC, a Delaware limited liability company (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Seller is the record and beneficial owner of 1,000 shares of Series A common stock, $0.001 par value, of the Company (the “Shares”);

WHEREAS, the Shares represent all of the issued and outstanding equity securities (and rights to acquire equity securities) of the Company;

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.01 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees that it shall purchase and accept delivery from the Seller of all of the Shares, which Shares shall constitute all of the outstanding equity securities (and rights to acquire equity securities) of the Company, free and clear of any Liens.

1.02 Consideration. As consideration for the Shares, the Purchaser shall pay to the Seller, in the manner described herein, an amount equal to the Closing Cash Consideration (which shall be paid at the Closing) plus the Additional Consideration (which shall be paid if and when payable in accordance with the terms of this Agreement and the Escrow Agreement).

1.03 Closing Calculations. Not less than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser, its written estimate and supporting calculations (the “Closing Statement”) of (i) Cash (the “Estimated Cash”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Net Working Capital (the “Estimated Net Working Capital Amount”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”).

During the preparation of the Closing Statement (if requested by Purchaser) and after the delivery of the Closing Statement, Purchaser and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the Company’s and its Subsidiaries’ working papers and other books and records and the working papers of the Company’s independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital Amount and Estimated Transaction Expenses.

1.04 Final Closing Balance Sheet Calculation. Within ninety (90) days after the Closing Date, the Purchaser will deliver to the Seller a consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Closing (the “Closing Balance Sheet”) and a statement showing the calculation of Cash, Indebtedness and Net Working Capital derived from the Closing Balance Sheet and of Transaction Expenses (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared and Cash, Indebtedness and Net Working Capital shall be determined (including by the Company for purposes of Section 1.03) on a consolidated basis in accordance with GAAP, consistently applied, using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital set forth on Exhibit A, and to the extent not specified on Exhibit A, in the preparation of the Latest Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. After delivery of the Preliminary Statement and until the end of the Review Period, the Seller and its accountants and other Representatives shall be permitted reasonable access to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement. The Seller and its accountants and other Representatives may make reasonable inquiries of the Purchaser, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. At the request of the Seller, the Company shall provide the Seller with reasonable access to the financial and accounting staff of the Company and all information reasonably requested by Seller in each case in connection with Seller’s review of the Preliminary Statement and any objections or disputes with respect thereto pursuant to this Section 1.04. If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth in reasonable detail its objections thereto, including (if Seller has sufficient substantiating information) its calculation of each disputed item (an “Objections Statement”). If an Objections Statement is not delivered (or is delivered only as to a specific portion or portions of the Cash, Indebtedness, Net Working Capital or Transaction Expenses calculation) to the Purchaser within sixty (60) days after delivery of the Preliminary Statement to the Seller (such sixty (60) day period, the “Review Period”), the Preliminary Statement (or such portion of it that is not in dispute) shall be final, binding and non-appealable by the parties hereto. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement (the “Negotiation Period”), the Seller and the Purchaser shall, within fifteen (15) days after the end of the Negotiation Period, submit such dispute to Grant Thornton LLP or, if Grant Thornton LLP is unavailable or is unwilling to serve, another firm (other than a Big Four accounting firm) mutually agreed upon by the parties (the “Valuation Firm”); provided that if Purchaser and the Seller are unable to agree upon such firm within ten (10) days after the end of the Negotiation Period, then the Valuation Firm shall be an accounting or valuation firm of national standing (other than a Big Four accounting firm) appointed by the American Arbitration Association in New York, New York (provided that such firm shall not be the independent auditor of (or otherwise provide services under a contractual arrangement with) either Purchaser (or any of its Affiliates) or the Seller (or any of its Affiliates (excluding private equity fund portfolio companies)). Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall consider only those disputes submitted to it for resolution. In resolving each such dispute, the Valuation Firm (i) shall make its determination based solely on the presentations and supporting material provided by Purchaser and Seller and not pursuant to any independent review and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller or less than the smallest value for such item claimed by either Purchaser or Seller. The Valuation Firm shall make a final determination of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and the resulting Final Cash Consideration calculated with reference to such amounts to the extent such amounts are in dispute. The parties will cooperate with the Valuation Firm during the term of its engagement. The determination of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and the resulting Final Cash Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties (which final resolution the Valuation Firm shall deliver to Purchaser and Seller as promptly as practicable and in any event shall endeavor to do so within thirty (30) days after its appointment). The Purchaser and the Seller will retain the Valuation Firm and each pay 50% of any retainer. During the engagement, the Valuation Firm will bill 50% of the total charges to the Purchaser and 50% of the total charges to the Seller. The Valuation Firm shall allocate the final fees and expenses of such firm’s work based upon the percentage of the contested amount not awarded to each party (i.e., if the Seller submits an Objections Statement for $1,000, the Purchaser contests only $500 of the amount claimed by the Seller, and the Valuation Firm ultimately resolves the dispute by awarding the Seller $300 of the contested amount, then the costs and expenses of the Valuation Firm will be allocated 60% to the Purchaser and 40% to the Seller).

1.05 Post-Closing Adjustment Payment. If the Final Cash Consideration is greater than the Closing Cash Consideration, the Purchaser shall promptly (but in any event within two (2) Business Days) pay to the Seller the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser. If the Final Cash Consideration is less than the Closing Cash Consideration, the Seller shall promptly (but in any event within two (2) Business Days) pay to the Purchaser the absolute value of such shortfall by wire transfer of immediately available funds to one or more accounts designated in writing by the Purchaser to the Seller. If the Final Cash Consideration is less than the Closing Cash Consideration and the Seller does not pay the amount due pursuant to the immediately preceding sentence when due, Purchaser may, at its option, cause funds to be released from the Escrow Account in an amount equal to such amount, whereupon Seller shall promptly fund the Escrow Amount with the amount so released.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP (“K&E”) located at 333 South Hope Street, Los Angeles, CA 90071, at 9:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than those that by their nature are to be satisfied at the Closing itself) or on such other date or time as is mutually agreed in writing by the Purchaser and the Seller. The date on which the Closing actually occurs is referred to herein as the “Closing Date”; provided, however, if the Marketing Period has not ended at the time of full satisfaction or due waiver of the closing conditions set forth in Article III hereof (other than those that by their nature are to be satisfied at the Closing itself), the Purchaser shall not be obligated to consummate the Closing until the date that is the earlier of the following: (i) any Business Day as may be specified by Purchaser on no less than three (3) Business Days’ prior written notice to the Seller (it being understood that such date may be conditioned upon the simultaneous completion of Purchaser’s financing) and (ii) the third Business Day after the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the closing conditions set forth in Article III hereof as of the date determined pursuant to this proviso).

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Purchaser shall deliver to the Seller the Closing Cash Consideration, by wire transfer of immediately available funds to the account(s) designated by the Seller;

(b) the Purchaser shall deposit $19,875,000 (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among the Purchaser, the Seller and Wilmington Trust Company, as escrow agent, or such other escrow agent as may be reasonably agreed by to the parties hereto (the “Escrow Agent”), substantially in the form of Exhibit B attached hereto, it being agreed that Purchaser and Seller shall negotiate in good faith with respect to any changes thereto proposed by the Escrow Agent;

(c) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness for borrowed money set forth on Schedule 2.02, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness (provided that all such amounts repaid by Purchaser shall be included in Indebtedness for purposes of Article I);

(d) the Seller shall deliver to the Purchaser stock certificates representing all of the Shares, free and clear of all Liens, which certificates shall be duly endorsed to Purchaser or accompanied by transfer powers duly executed in blank;

(e) unless Purchaser requests in writing otherwise, a resignation from each director and officer of the Company and each of its Subsidiaries, effective as of the Closing, resigning from his or her position(s) as a director and/or officer of the Company and each of its Subsidiaries;

(f) the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article III hereof; and

(g) simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Company (as applicable), the Estimated Transaction Expenses by wire transfer of immediately available funds as directed by the Seller.

2.03 Withholding. Notwithstanding any provision contained herein to the contrary, Purchaser, the Company and the Escrow Agent shall be permitted and entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a) The Fundamental Representations (other than the representations and warranties contained in Section 4.04 and any Fundamental Representations that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made, and the Fundamental Representations that address matters as of particular dates shall be true and correct in all material respects as of such dates (in each case, disregarding all references to “material”, “Material Adverse Effect” and similar qualifications as to materiality set forth therein);

(b) The representations and warranties contained in Section 4.04 and the representation and warranty contained in clause (y) of the first sentence of Section 4.06 shall be true and correct as of the Closing Date as though then made;

(c) Except where the failure thereof to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the representations and warranties set forth in Article IV (other than the Fundamental Representations, and those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made, and (ii) the representations and warranties set forth in Article IV that address matters as of particular dates shall be true and correct as of such dates (in each of the foregoing clauses (i) and (ii), disregarding all references to “material”, “Material Adverse Effect” and similar qualifications as to materiality set forth therein);

(d) Each of the Seller and the Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(e) (i) The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated and (ii) the approval described in Schedule 3.01(e) shall have been granted;

(f) There shall not have been a Material Adverse Effect since the date of this Agreement;

(g) No judgment, decree or other judicial order shall have been entered which would prevent the performance of this Agreement or the consummation of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(h) The Seller or the Company, as applicable, shall have delivered to the Purchaser each of the following:

(i) a certificate of each of the Seller and the Company, dated as of the Closing Date, stating that the conditions specified in Sections 3.01(a), 3.01(b), 3.01(c) and 3.01(d), as they relate to the Seller and the Company, respectively, have been satisfied, and that the condition specified in Section 3.01(f) has been satisfied; and

(ii) the Seller shall have delivered to the Purchaser a certificate in the form attached as Exhibit C, in a form reasonably acceptable to the Purchaser, duly executed and completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that the Seller is a U.S. person.

3.02 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:

(a) Except where the failure thereof to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) the representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all respects as of the Closing Date as though then made, and (ii) the representations and warranties set forth in Article V that address matters as of particular dates shall be true and correct as of such dates (in each of the foregoing clauses (i) and (ii), disregarding all references to “material”, “Purchaser Material Adverse Effect” and similar qualifications as to materiality set forth therein);

(b) The Purchaser shall have performed in all material respects all the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated;

(d) No judgment, decree or other judicial order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(e) The Purchaser shall have delivered to the Seller a certificate of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

Subject to such exceptions as are set forth in the correspondingly numbered section of the disclosure schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”) (it being agreed that disclosure of any item in any section of Article IV of the Disclosure Schedule shall be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face) the Company and the Seller represent and warrant to the Purchaser as of the date of this Agreement as follows:

4.01 Organization and Organizational Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not be material to the Company and its Subsidiaries, taken as a whole. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Company is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified and in good standing would not be material to the Company and its Subsidiaries, taken as a whole. Seller is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to materially hinder, impair or delay the consummation of the transactions contemplated by this Agreement or to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement in a timely manner. True and complete copies of the certificate of incorporation and bylaws (each as amended to date) of the Company have been made available to the Purchaser. The certificate of incorporation and bylaws of the Company are in full force and effect and the Company is not in violation of any of the provisions of either its certificate of incorporation or bylaws.

4.02 Subsidiaries. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on Schedule 4.02, which Schedule sets forth a true and complete list of all Subsidiaries of the Company, all of the equity ownership interests of which are held by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens. All issued and outstanding stock or other equity interests of each Subsidiary of the Company have been validly issued, are fully paid and non-assessable, were issued in compliance with securities Laws and were not issued in violation of preemptive or other similar rights. No Subsidiary of the Company is a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any of its equity interests. Each of the Subsidiaries listed on Schedule 4.02 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole. True and complete copies of the organizational documents of each of the Company’s Subsidiaries have been made available to the Purchaser. The organizational documents of each of the Company’s Subsidiaries are in full force and effect and none of the Company’s Subsidiaries is in violation of any of the provisions of its organizational documents.

4.03 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or other action, and no other corporate or other proceedings or actions on the part of the Company or the Seller are necessary to authorize the execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement by the Company and the Seller does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, or result in the creation of any material Lien upon any material assets of the Seller, the Company or its Subsidiaries under, the provisions of the Seller’s, the Company’s or its Subsidiaries’ certificates or articles of formation or incorporation or bylaws, (ii) conflict with or result in a violation of any Law or Order to which the Seller, the Company or its Subsidiaries is subject or (iii) result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation, acceleration or similar right under, require the consent of any third party to, constitute a default under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Seller, the Company or its Subsidiaries under, any Contract to which the Seller, the Company or any of its Subsidiaries is a party, except solely with respect to clauses (ii) and (iii) of this sentence for violations, breaches, rights, defaults or Liens which would not, individually or in the aggregate, reasonably be expected to be material to the Company or to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Company and the Seller, respectively, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 Capitalization. The issued and outstanding equity interests of the Company consist solely of the Shares, which are owned of record and beneficially by the Seller. All of the Shares have been authorized and validly issued, are fully paid and non-assessable, were issued in compliance with securities Laws and were not issued in violation of preemptive or other similar rights. The Seller has good and valid title to and is the sole lawful record and beneficial owner of the Shares, and will deliver at the Closing such Shares free and clear of all Liens. Other than the Shares and as set forth on Schedule 4.04, the Company does not have any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants, calls, convertible or exchangeable securities, commitments, or other rights or arrangements outstanding which provide for the sale, issuance or delivery of any of the foregoing by the Company or its Subsidiaries. There are no agreements or other obligations (contingent or otherwise) which require the Company or its Subsidiaries to repurchase or otherwise acquire any shares of the Company’s or its Subsidiaries’ equity securities that would survive the Closing. There are no stock appreciation rights, phantom stock rights or similar rights outstanding with respect to the Company or any of its Subsidiaries. The Company is not a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any of the Shares. Neither the Company nor any of its Subsidiaries has any unsatisfied liability or obligation to pay any dividend or other distribution in respect of any of the Company’s or its Subsidiaries’ capital stock or equity awards (and neither the Company nor any of its Subsidiaries have accrued or declared, but unpaid, dividends or other distributions or obligations to make any payments in respect of the Company’s or its Subsidiaries’ capital stock or equity awards) other than cash distributions that will be satisfied prior to the Closing. Neither the Company nor Seller is the subject of any bankruptcy, reorganization or similar proceeding. Except for this Agreement, there are no outstanding Contracts or understandings between Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on, any of the Shares, and, except as contemplated by this Agreement, Seller does not have any right to receive or acquire any equity interest of the Company or any of its Subsidiaries.

4.05 Financial Statements. Schedule 4.05 consists of true and complete copies of the Company’s unaudited consolidated balance sheet as of June 30, 2015 (the “Latest Balance Sheet”), the related unaudited statements of income and cash flows for the six months ended June 30, 2015, the Company’s audited consolidated balance sheet as of December 31, 2014, and the related audited statements of income and cash flows for the twelve-month period ended December 31, 2014 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein except, with respect to the unaudited financial statements, for the lack of footnotes and changes resulting from normal year-end adjustments that will not be material to the Company. Neither the Company nor any of its Subsidiaries has any material liability or obligation, whether or not required by GAAP to be reflected or reserved against in a consolidated balance sheet prepared as of such date, other than any liability or obligation (v) not required to be disclosed in Article IV of the Disclosure Schedules because of a dollar, knowledge or materiality qualifier in the representations and warranties in this Article IV, (w) included or disclosed in the audited Financial Statements or the footnotes thereto, (x) incurred in the ordinary course of business since December 31, 2014 (none of which is a material liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (y) to perform in the future under any Contract, except to the extent arising from a breach thereof prior to the Closing, or (z) incurred in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby. The Company’s and each of its Subsidiaries’ system of internal controls over financial reporting is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied. Since January 1, 2013, to the knowledge of the Company, no officer, director, or employee of the Company or any of its Subsidiaries has refused to execute any certification of any nature whatsoever required by Law or requested by any accounting, banking, financial, or legal firm or entity.

4.06 Absence of Certain Developments. From December 31, 2014 (x) to the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and (y) there has not been any Material Adverse Effect. From December 31, 2014 to the date hereof, neither the Company nor any of its Subsidiaries has:

(a) materially changed its accounting methodologies, practices or principles, other than as required by GAAP;

(b) established any new or amended in any material respect any existing cash management policies, including delaying or postponing the payment of any accounts payable or accelerating the collection of any accounts receivable, other than in the ordinary course of business;

(c) amended its or its Subsidiaries’ certificate or articles of formation or incorporation, bylaws or other similar organizational documents;

(d) been a party to any merger, acquisition, consolidation, liquidation, dissolution or similar transaction, or purchased a substantial equity interest in or substantial portion of the assets of, any business or Person;

(e) borrowed any material amount or incurred or become subject to any material liability (other than any liability incurred in the ordinary course of business, any liability under any contract entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) incurred to meet ordinary course of business working capital requirements and any liability under this Agreement);

(f) mortgaged or pledged or placed any Lien on any substantial portion of its assets, except Permitted Liens;

(g) sold, assigned, disposed of or transferred any material portion of its tangible assets, except any sale, assignment or disposition of inventory and any conversion of rental instruments in each case in the ordinary course of business;

(h) (i) sold or assigned any Intellectual Property, (ii) licensed or sublicensed any Intellectual Property other than in the ordinary course of business in connection with the sale, rental or lease of the Company’s products, or (iii) abandoned or permitted the lapse of any Intellectual Property other than, in the case of this clause (iii), in the ordinary course of business, including in connection with the ordinary course prosecution of patent applications and trademark applications consistent with past practice;

(i) issued, delivered, sold, pledged, encumbered, transferred or otherwise disposed of any of its equity securities, securities convertible into its equity securities or warrants, options or other rights of any kind to acquire its equity securities, or any bonds or debt securities, or proposed or agreed to do any of the foregoing;

(j) made any investment in excess of $250,000 in, or any loan in excess of $250,000 to, any other Person (other than its Subsidiaries), except in the ordinary course of business;

(k) (1) split, combined, adjusted, subdivided or reclassified any Shares or other capital stock, (2) declared, set aside, or paid any distribution with respect to its equity securities (other than cash distributions) or repurchased any of its equity securities (other than for cash), or made any other actual, constructive or deemed distribution in respect of the Shares or other capital stock (other than in cash), or (3) purchased, redeemed, retired or repurchased any of its equity securities (other than for cash) or otherwise acquired or disposed of any capital stock or other equity interests of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such capital stock or other equity interests or other securities (in each case, other than acquisitions for cash);

(l) made or authorized any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments that are reflected in the budget delivered to Purchaser prior to the date hereof;

(m) settled, compromised or otherwise resolved any pending or Threatened claim, suit, action, charge, citation, proceeding, investigation or arbitration for an amount in excess of $100,000 or which would impose any obligations or liabilities on the Company or any Subsidiary following the Closing; or

(n) other than as required under any Employee Benefit Plan in effect prior to the date hereof or to comply with applicable Law, (A) increased the compensation or benefits payable to any of the Company’s current or former employees, officers, directors, or contractors, except for increases in base salary or base wage rate for employees having total annual compensation less than or equal to $150,000, which increases did not exceed 3% in any individual case, (B) established, adopted, entered into, amended or terminated any Employee Benefit Plan or any bonus, severance, retention, termination, or pension plan, program or arrangement made to, for or with any of the Company’s current or former directors, officers, employees, or contractors, (C) paid or awarded, or committed to pay or award, any bonuses, equity compensation or other incentive compensation, other than in the ordinary course of business consistent with past practice, (D) accelerated the time of payment, funding or vesting of any compensation or other benefits under any Employee Benefit Plan, other than in the ordinary course of business consistent with past practice, (E) hired any employee, contractor or consultant having total annual cash compensation in excess of $150,000, (F) terminated the employment of any employee, contractor or consultant having total annual compensation in excess of $150,000, other than for cause,

(G) funded or made any contribution to any Employee Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions or payments to or in respect of Employee Benefit Plans, or (H) adopted, entered into or amended any collective bargaining Contract or other arrangement relating to union or organized employees.

4.07 Title to Properties.

(a) The Company or its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) The real property demised by the leases described on Schedule 4.07 (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. The Leased Real Property leases are in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 4.07, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. Neither the Company nor its Subsidiaries has breached or is in default in any material respect under, or is in receipt of any formal written notice of a claim of material breach of or material default under, any of such leases. To the Company’s knowledge, the other party to each such lease has not materially breached such lease. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right, on or after the date hereof, to use or occupy any Leased Real Property or any portion thereof. To the Company’s knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s business as currently conducted.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

4.08 Tax Matters.

(a) Each of the Company and its Subsidiaries has (i) timely filed all U.S. federal income and all other material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects and (ii) timely paid or properly accrued in accordance with GAAP in the Financial Statements all material Taxes due and payable with respect to such Tax Returns or that are otherwise due and payable.

(b) Each of the Company and its Subsidiaries has paid all material Taxes required to be paid by it and has withheld and paid over to the appropriate Taxing authority all material Taxes it was required to withhold from amounts paid or owing to any employee, creditor or other third party.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been either paid or resolved.

(d) There are no audits or administrative or judicial proceedings pending or being conducted with respect to a material amount of Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any threatened audits or proceedings.

(e) None of the Company and its Subsidiaries has received written notice from any Governmental Entity asserting any deficiency or claim for any material amount of additional Taxes, which deficiency or claim has not yet been resolved. Within the prior two (2) years, neither the Company nor any of its Subsidiaries has received written notice of a claim by a Governmental Entity in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns that the Company or such Subsidiary is subject to taxation by that jurisdiction. There is no outstanding closing agreement (as described in Section 7121 of the Code or any similar provision of state, local or non-U.S. Law), request for a private letter ruling from a Taxing authority, or request to consent to change a Tax method of accounting, in each case, with respect to the Company or any of its Subsidiaries.

(f) The Seller has delivered or made available to Purchaser true and complete copies of all federal income Tax Returns and material state income Tax Returns filed by the Company or any of its Subsidiaries since January 1, 2013.

(g) The Company has not been a “United States real property holding corporation” within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(h) Neither the Company nor any Subsidiary of the Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed or purported or intended to be governed in whole or in part by Code §355 or §361.

(i) Neither the Company nor any Subsidiary of the Company is or has participated or been a party to any “listed transaction” as defined in Code §6707A and Regulation §1.6011-4.

(j) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or any other consolidated, combined, affiliated or unitary group for any Tax purposes (other than the group the common parent of which is or was the Company or any of its Subsidiaries) or (ii) has any liability for Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law), other than Taxes of a Person which is a member of a consolidated group the common parent of which is or was the Company or any of its Subsidiaries, or (B) as a transferee or successor. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, other than such an agreement entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes or such an agreement solely among members of a group the common parent of which is the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) election under Section 108(i) of the Code.

(l) Schedule 4.08(l) sets forth for each of the Company and its Subsidiaries whether such entity is currently a corporation, a partnership or disregarded from its owner for U.S. federal income Tax purposes.

4.09 Contracts and Commitments.

(a) Except for agreements set forth on Schedule 4.09 or entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 6.01, neither the Company nor its Subsidiaries is party to any:

(i) collective bargaining agreement;

(ii) Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $150,000 per annum;

(iii) Contract relating to the borrowing of money or the incurrence of any Indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries;

(iv) guaranty of any obligation for borrowed money or other Indebtedness or other material guaranty;

(v) Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000;

(vi) Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $200,000;

(vii) Contract for the purchase of products or services which provided for payments by the Company or its Subsidiaries in excess of $500,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet or which is reasonably expected to involve payments by the Company or its Subsidiaries in excess of $500,000 during the twelve-month period ending on the anniversary of the date of the Latest Balance Sheet;

(viii) Contract for the sale of products or services which provided for receipts by the Company or its Subsidiaries in excess of $1,000,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet or which is reasonably expected to involve receipts by the Company or its Subsidiaries in excess of $1,000,000 during the twelve-month period ending on the anniversary of the date of the Latest Balance Sheet;

(ix) Contract that provides any customer of the Company or any of its Subsidiaries with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to the other customer(s) of the Company or any of its Subsidiaries, including Contracts containing “most favored nation” provisions;

(x) Contract that is a requirements contract or otherwise obligates the Company or any of its Subsidiaries to satisfy a minimum purchase or supply obligation after the date hereof in excess of $200,000;

(xi) Contract which is a purchase agreement, purchase and sale agreement, divestiture agreement, separation agreement, merger agreement, transaction agreement or other similar agreement to which the Company or any of its Subsidiaries (or any of their respective predecessors or assignors) is or has been party relating to the purchase, divestiture, spin-out or sale of any other Person, business unit or assets (other than assets, inventory or equipment purchased in the ordinary course of business) involving consideration (including the assumption of liabilities and liabilities remaining with the acquired entity) in excess of $500,000 or which has otherwise been entered into since January 1, 2013 or for which there are any ongoing indemnification rights or obligations or payment rights or obligations;

(xii) Contract which purports to limit the ability of the Company or any of its Subsidiaries to freely engage in any line of business or compete with any Person in any market or geographical area;

(xiii) Contract which is a settlement, conciliation or similar Contract with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $100,000;

(xiv) Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets after the date of this Agreement in excess of $500,000;

(xv) Contract regarding any joint-venture or partnership;

(xvi) Contract relating to the use or license of any third party Intellectual Property (other than off-the-shelf software) for which the royalty payments exceeded $100,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet; or

(xvii) Contract relating to the use or license by a third party of Intellectual Property owned by the Company for which the royalty payments exceeded $500,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet.

(b) True and correct copies of all written contracts and true and correct summaries of all oral contracts which are referred to on Schedule 4.09 have been made available to the Purchaser.

(c) (i) Neither the Company nor its Subsidiaries has materially breached or is in default in any material respect under (nor, to the Company’s knowledge, has any event occurred with which the passage of time or the giving of notice or both would result in such a breach or default), or has received since January 1, 2014 any written claim of breach of or default under, any Contract listed or required to be listed on Schedule 4.09, (ii) to the knowledge of the Company, no other party to any such Contract is in default under or in breach of such Contract and (iii) each such contract is valid, binding, enforceable and in full force and effect, except in the case of this clause (iii) as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.10 Intellectual Property.

(a) Schedule 4.10(a) contains a true and correct list of registered Intellectual Property owned by the Company or any of its Subsidiaries and any pending applications therefor (collectively, “Company Intellectual Property”), separated into subcategories corresponding to the clauses in the definition of “Intellectual Property”. The Company and each of its Subsidiaries owns all of the Company Intellectual Property indicated as being owned by such entity, free and clear of all Liens other than Permitted Liens, and, where applicable, applications are in good standing with, and all applicable fees have been paid to, the Governmental Entity with which they are registered or pending. Except (i) as set forth on Schedule 4.10(a) or (ii) in the case of clauses (A) and (B) below, for any nonconformance therewith which is not material to the Company and its Subsidiaries, taken as a whole: (A) during the twelve (12) month period prior to the date of this Agreement, neither the Company nor its Subsidiaries has received any written notices of infringement, violation, dilution or misappropriation from any other Person with respect to any Intellectual Property owned by such Person; (B) to the Company’s knowledge, the Company’s businesses as currently conducted do not infringe, violate, dilute or misappropriate the Intellectual Property of any other Person; and (C) to the Company’s knowledge, there is no infringement, misappropriation, violation, dilution or such other conflict by any other Person involving the Company Intellectual Property. To the Company’s knowledge, all of the Company Intellectual Property is valid and enforceable.

(b) The Company takes reasonable measures to protect the confidentiality of its trade secrets and confidential and proprietary information. The Company and each of its Subsidiaries have executed valid written confidentiality and invention assignment contracts with all of its past and present employees, contractors and consultants engaged or retained by the Company or its Subsidiaries since January 1, 2013, and involved in the development or creation of material Intellectual Property, pursuant to which they have assigned to the Company or one of its Subsidiaries all their rights in and to all Intellectual Property they develop and agreed to hold all trade secrets and confidential and proprietary information of the Company and its Subsidiaries in confidence both during and after their engagement. The Company or one of its Subsidiaries owns all right, title and interest in and to all material Intellectual Property developed or created since January 1, 2013 by any employee, contractor or consultant engaged or retained by the Company.

(c) With respect to any Intellectual Property not constituting Company Intellectual Property but reasonably necessary for the operation of the Company’s and any of its Subsidiaries’ business as currently conducted, the Company has a valid and enforceable license to use such Intellectual Property pursuant to a written license agreement set forth on Schedule 4.10(c) (other than commercially available, off-the-shelf, click-wrap, shrink-wrap or similar licenses). The Company Intellectual Property, together with the Intellectual Property licensed pursuant to a written license agreement set forth on Schedule 4.10(c) (each, an “IP License Agreement”), constitute all of the material Intellectual Property reasonably necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

(d) Neither the Company nor any of its Subsidiaries is in material default under or in material breach of, or in receipt of any written claim of default under or breach of, any IP License Agreement and, to the knowledge of the Company, no other party to any such IP License Agreement is in default under or in breach of any such IP License Agreement, and each of the IP License Agreements constitutes a valid and binding obligation of the Company or one of its Subsidiaries, enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, against the other party or parties thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to Purchaser a true and complete copy, as in effect on the date hereof, of each of the IP License Agreements. Neither the Company nor any of its Subsidiaries has exclusively licensed any Company Intellectual Property to any third party. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the creation or development of any Company Intellectual Property.

4.11 Litigation. As of the date hereof, there is no material Litigation pending or Threatened against the Company or its Subsidiaries, at law or in equity, or before or by any Governmental Entity, and neither the Company nor its Subsidiaries is subject to any material outstanding Order.

4.12 Governmental Consents, etc. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any applicable foreign merger control or similar antitrust or competition Law (together with the HSR Act, the “Antitrust Laws”), no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the Seller or the consummation by the Company or the Seller of any transaction contemplated hereby.

4.13 Employee Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Employee Benefit Plan and separately identifies each material Foreign Employee Benefit Plan. With respect to each Employee Benefit Plan, the Seller has made available to the Purchaser, to the extent applicable, copies of (i) the most recent plan documents and trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Employee Benefit Plan, and any amendments thereto, (ii) the most recent summary plan description, (iii) the most recent determination letter received from the Internal Revenue Service, (iv) the most recent Form 5500 annual report and all schedules thereto as filed, and (v) all material correspondence to or from any Governmental Entity relating to such Employee Benefit Plan (other than routine filings).

(b) Each of the Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination or prototype opinion letter from the Internal Revenue Service, and to the Company’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to result in the disqualification of such Employee Benefit Plan. The Employee Benefit Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and other applicable Laws.

(c) With respect to each Employee Benefit Plan, all material contributions and premium payments required by the terms of such plan or applicable Law to have been made prior to the date hereof have been made. Neither the Company nor any of its Subsidiaries has an obligation to contribute to or any liability (including on account of an ERISA Affiliate) with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or a plan that has two or more contributing sponsors, at least two of whom are not under common control, as described in Section 4063 of ERISA. No event has occurred and, to the Company’s knowledge, there currently exists no condition or circumstances that would subject the Company or any of its Subsidiaries to (i) any liability under ERISA or the Code with respect to any Employee Benefit Plans, other than for the provision of benefits in accordance with the terms thereof, or (ii) any Controlled Group Liability with respect to any employee benefit plan that is not an Employee Benefit Plan. No Employee Benefit Plan provides for post-employment or retiree health insurance benefits other than pursuant to Section 4980B of the Code or other applicable Law.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event): (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any Employee Benefit Plan, (ii) result in any payment or benefit that (A) would not be deductible by reason of Section 280G of the Code, or (B) would result in any excise tax on any Person under Section 4999 of the Code, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Employee Benefit Plan in accordance with its terms, or (iv) require the funding of any trust or other funding vehicle.

(e) Neither the Company nor any of its Subsidiaries has an obligation to indemnify or gross-up any payment or benefit provided under any Employee Benefit Plan with respect to taxes imposed under Sections 409A or 4999 of the Code.

(f) The Company has received no notice of a proceeding or audit by a Governmental Entity being instituted against or in connection with any Employee Benefit Plan, nor to the Company’s knowledge, have any such proceedings or audits in relation to an Employee Benefit Plan been threatened that could reasonably be expected to result in material liability to the Company.

(g) All Employee Benefit Plans maintained pursuant to the Laws of a country other than the United States (each, a “Foreign Employee Benefit Plan”) (i) have been maintained in all material respects in accordance with their terms and all applicable requirements of Law, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, in all material respects in accordance with GAAP and, if required, applicable Law. The Company has complied in all material respects with all requirements of Law concerning plans or arrangements applicable to employees outside of the United States that are mandated by applicable Law. Schedule 4.13(g) sets forth a true and complete list of each Foreign Employee Benefit Plan that is a defined benefit pension plan, and the Seller has made available to the Purchaser the most recent actuarial valuation or funding report prepared in connection with any such Foreign Employee Benefit Plan.

4.14 Compliance with Laws; Patriot Act.

(a) The Company and its Subsidiaries are, and since January 1, 2013 have been, in material compliance with all applicable Laws of applicable Governmental Entities (including those relating to occupational health and safety). All approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Company are in the possession of the Company or one of its Subsidiaries, are in full force and effect and are being complied with, except for such Permits the failure of which to possess or be in compliance with would not be material to the Company and its Subsidiaries, taken as a whole. There is no (and, since January 1, 2013, there has not been) any proceeding or disciplinary action or, to the knowledge of the Company, investigation pending or Threatened against the Company or its Subsidiaries by a Governmental Entity.

(b) Since January 1, 2013, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any officer, director or agent acting on behalf of any of them, has (i) been or is designated on any list of any U.S. Governmental Entity related to customs and international trade Laws, including the United States Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (iii) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (iv) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

(c) Since January 1, 2013, neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any agent acting at their direction has provided, offered, gifted or promised, directly or knowingly through another person, anything of value to any Person employed by or that is deemed an official or an agent of any Governmental Entity or any political party or that is a candidate for Governmental Entity office (a “Government Official”) for the purpose of: (i) influencing any act or decision of such Government Official in his or her official capacity, inducing such Government Official to do or omit to do any act in violation of his or her lawful duty or securing any improper advantage for the Company or its Subsidiaries, or (ii) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Entity, in each of (i) and (ii) in order to assist the Company or its Subsidiaries in obtaining or retaining business.

(d) Since January 1, 2013, the Company and its Subsidiaries have complied with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

4.15 Healthcare Laws and Regulations.

(a) Except as disclosed on Schedule 4.15, the Company has conducted its business in compliance in all material respects with all health care Laws applicable to the Company and its Subsidiaries, or by which any property, product or other asset of the Company and its Subsidiaries is bound or affected, including, but not limited to (i) the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”); (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union (the “MDD”); (iv) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state or local Laws) and (v) state licensing, disclosure and reporting requirements. Neither the Company nor any of its Subsidiaries has received any written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Entity alleging potential or actual non-compliance by, or liability of, the Company or any of its subsidiaries under any of the foregoing Laws.

(b) All pre-clinical and clinical investigations of any products by the Company have been conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Governmental Entities, including (i) applicable standards of the U.S. Food and Drug Administration (the “FDA”) for conducting non-clinical laboratory studies contained in Title 21 Part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 Parts 50, 54, 56, 210, 211, 312, 314, 812, 814 and 820 of the Code of Federal Regulations and (iii) applicable federal and state Laws restricting the use and disclosure of individually identifiable health information. The Company has not received any written information from the FDA or any agency of a European Union Member State with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices or drugs which would reasonably be expected to lead to the denial of any application for marketing approval for the Company’s products currently pending before the FDA or such other Governmental Entity.

(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity concerning the Company’s products have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). None of the Seller, the Company or, to the knowledge of the Company, any officer, employee, agent or distributor of the Company has, with respect to the Company, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. None of the Seller, the Company or, to the knowledge of the Company, any officer, employee, agent or distributor of the Company has been convicted of any crime or engaged in any conduct with respect to the Company (i) for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law or (ii) for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.

(d) Each of the Company’s products has been developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the MDD and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a medical device or drug, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security. Except as disclosed on Schedule 4.15, since January 1, 2013, the Company’s products have not been the subject of any FDA Form 483, notice of adverse finding, notices, warning letter, untitled letters or other correspondence or notice from the FDA or any other Governmental Entity and there is no action or proceeding (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall) pending or, to the Company’s knowledge, threatened, by any Governmental Entity in each case (A) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any of the Company’s products or (B) otherwise alleging any material violation applicable to any of the Company’s products of any Law or Medical Device/Drug Permit. Since January 1, 2013, neither the Company nor any of its Subsidiaries has been notified in writing of any claims for (and, to the knowledge of the Company, there are no threatened claims for) any product returns, warranty obligations or product services relating to any of the Company’s products or services. There are no conditions that would reasonably be expected to form the basis for an enforcement action by the FDA or other Governmental Entity with respect to any action to withdraw or delay approval of, place restrictions on the production, clinical use or testing or sales or marketing of, or request the recall of, any product of the Company or any of its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole, if successful.

(e) The Company holds all registrations, listings, approvals, premarket notifications, and other authorizations required under the FDCA or any similar foreign Laws for the conduct of the business of the Company as currently conducted (the “Medical Device/Drug Permits”) and all such Medical Device/Drug Permits are valid and in full force and effect. No Medical Device/Drug Permit issued to the Company by the FDA or any other Governmental Entity relating to the Company’s products has, since January 1, 2013, been limited, suspended, modified or revoked or threatened to be limited, suspended, modified or revoked, other than (i) modifications necessary solely to transfer such Medical Device/Drug Permit to the Company or a Company Subsidiary, and (ii) modifications requested by the Company in connection with label expansion opportunities. Each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect to the Medical Device/Drug Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any Medical Device/Drug Permit.

(f) The Company has not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2013 requiring the termination, suspension or material modification of any clinical trial of any of the Company’s products conducted by the Company.

(g) The Company has made available to Purchaser true, correct and complete copies of (i) all filings made by the Company or any of its Subsidiaries with the FDA or any similar foreign Governmental Entity in its possession or control and (ii) all material correspondence with the FDA or any similar foreign Governmental Entity in its possession or control, in each case with regard to the Company’s and its Subsidiaries’ products, to the extent that, in the case of (i) or (ii), such filing or correspondence concerns any actual or potential revocation, termination or suspension of any material Medical Device/Drug Permit.

(h) To the Company’s knowledge, no data generated by the Company with respect to the Company’s products that has been provided to customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by any Governmental Entity relating to the truthfulness or scientific adequacy of such data.

4.16 Environmental Compliance. Except as set forth on Schedule 4.16:

(a) The Company and its Subsidiaries are and have been since January 1, 2013 in material compliance with all applicable Environmental Requirements.

(b) The Company and its Subsidiaries have obtained and possess all material Permits and other authorizations required under Environmental Requirements to conduct the business of the Company as currently conducted and are and have been since January 1, 2013 in material compliance with all terms and conditions of such Permits and other authorizations.

(c) Since January 1, 2013, neither the Company nor any Subsidiary thereof has received any written notice of material violation of Environmental Requirements, the subject of which is unresolved (and which have no continuing or future material obligations under any Environmental Requirements).

(d) There are no material Litigations pending or, to the Company’s knowledge, Threatened against the Seller, the Company or any of its Subsidiaries, pursuant to any Environmental Requirement.

(e) Neither the Company nor any of its Subsidiaries is subject to any material Order that is outstanding and was issued pursuant to Environmental Requirements.

(f) To the Company’s knowledge, the Company and its Subsidiaries have not released any Hazardous Materials since January 1, 2013 at any Leased Real Property in violation of any Environmental Requirement that has or would reasonably be expected to give rise to a material liability under any Environmental Requirement.

(g) The Company has delivered or otherwise made available for inspection to Purchaser copies of any non-privileged, material environmental site assessments and any other material reports in the possession of the Company or any of its Subsidiaries that pertain to compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, Environmental Requirements at any Leased Real Property or with respect to any other properties, facilities or operations of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has disposed of or arranged for the disposal of, transported or released any Hazardous Materials so as to cause the Company or any of its Subsidiaries to incur material liabilities under any Environmental Requirements.

(i) This Section 4.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health and safety matters, including any arising under Environmental Requirements.

4.17 Affiliated Transactions. Other than Contracts and transactions solely between or among the Company and any of its Subsidiaries, any employment arrangements between the Company and any of its directors, officers or employees set forth in Article IV of the Disclosure Schedule, or Contracts and transactions set forth on Schedule 4.17 (each Contract or transaction required to be set forth on Schedule 4.17, the “Affiliate Arrangements”), no Affiliate of the Company or any officer, director, employee or securityholder of the Company or of any Affiliate of the Company or any individual in any such person’s immediate family is a party to any Contract or transaction (including, for the avoidance of doubt, any management fee or other arrangement with The Gores Group, LLC or any of its Affiliates) with the Company or any of its Subsidiaries or has any interest in any property used by the Company.

4.18 Employees. Except as set forth on Schedule 4.18, (a) neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or other contract with any labor organization relating to employees of the Company or any of its Subsidiaries, and no such contract is currently being negotiated, (b) neither the Company nor its Subsidiaries has experienced any labor strike, work stoppage, walkout, or other material labor dispute within the past three (3) years, (c) to the Company’s knowledge, no union organization activities are presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries, and no such activities have occurred within the past three (3) years, (d) there is no unfair labor practice charge or complaint, labor grievance (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, (e) the Company and its Subsidiaries are each in compliance in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, and unfair labor practices, and (f) neither the Company nor its Subsidiaries has implemented any employee layoffs or plant closures in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local statute.

4.19 Brokerage. Except as set forth on Schedule 4.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or the Company or any of their respective Affiliates for which the Purchaser, the Seller or the Company or any of their respective Affiliates would be liable following the Closing.

4.20 Customers and Suppliers.

(a) Schedule 4.20(a) sets forth a true, correct and complete list of the ten (10) largest suppliers of the Company and its Subsidiaries during the twelve months ended June 30, 2015 (the “Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Company and its Subsidiaries from each such supplier during such period.

(b) Schedule 4.20(b) sets forth a true, correct and complete list of the ten (10) largest customers of the Company and its Subsidiaries during the twelve months ended June 30, 2015 (the “Material Customers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total sales by the Company and its Subsidiaries to each such customer during such period.

(c) No Material Supplier or Material Customer has formally notified the Company or any of its Subsidiaries in writing of its intention to terminate its relationship with the Company or any of its Subsidiaries, in whole or in part.

4.21 Insurance. Schedule 4.21 sets forth a list, as of the date hereof, of all material casualty, general liability and other insurance policies maintained by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect and no written notice has been received by the Company or any of its Subsidiaries from any insurance carrier purporting to cancel coverage under any of the Insurance Policies. To the knowledge of the Company, there are no pending material claims under the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied liability. The Company and its Subsidiaries have made timely premium payments with respect to all of the Insurance Policies.

4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Escrow Agreement and any Exhibits, Schedules, certificates or other instruments delivered in connection with the transactions contemplated hereby (and any liability for any inaccuracies or breaches thereof), the Purchaser acknowledges that none of the Company, the Seller nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Purchaser, and (except in the event of fraud in connection with the transactions contemplated hereby) neither the Company nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or any Purchaser Party (as defined herein), or Purchaser’s or such other Person’s use of, any information, documents, projections, forecasts, estimates or budgets or other material made available to Purchaser or its representatives, including any of the foregoing contained in certain “data rooms” or management presentations. Notwithstanding anything contained in this Agreement (including in this Article IV), nothing herein shall limit in any way claims or remedies for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company that:

5.01 Organization and Organizational Power. The Purchaser is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement is a valid and binding obligation of the Company and the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Violation. The Purchaser is not subject to or obligated under its certificate of formation or limited liability company agreement, any applicable law, or rule or regulation of any Governmental Entity or any permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

5.04 Governmental Consents.

(a) Except for the applicable requirements of the HSR Act and any applicable Antitrust Laws, the Purchaser is not required to obtain any consent, approval or authorization of, or to submit any notice, report or other filing with, any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than any consent, approval or authorization, or notice, report or other filing which, if not obtained or submitted, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) The Purchaser does not currently sell or have under development any apheresis product.

5.05 Litigation. There are no suits or proceedings pending or Threatened against the Purchaser at law or in equity, or before or by any Governmental Entity, and the Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Seller would be liable following the Closing.

5.07 Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

5.08 Financial Ability. Purchaser has delivered to Seller true, correct and complete copies, as of the date of this Agreement, of (i) the executed Debt Commitment Letter and (ii) the executed Debt Fee Letter (redacted as to economic and flex terms only, none of which would materially adversely affect the amount or availability of the Bridge Financing). As of the date of this Agreement, neither Purchaser nor any of its Affiliates has entered into any side letters or other agreements or arrangements related to the Bridge Financing, other than as set forth in the Debt Commitment Letter and the Debt Fee Letter, which would impose conditions or other contingencies to or could affect the funding of the full amount of the Bridge Financing. As of the date of this Agreement, the Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Bridge Financing available to Purchaser and its Affiliates on the terms in the Debt Commitment Letter and the Debt Fee Letter. The Debt Commitment Letter and the Debt Fee Letter have not been amended or modified, except as permitted pursuant to Section 10.03. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is the legal, valid and binding obligation of Mallinckrodt International Finance S.A. (“MIFSA”), an Affiliate of Purchaser, and, to the knowledge of Purchaser, the other parties thereto, in each case except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally or by general principles of equity. Purchaser or Purchaser’s ultimate parent has caused MIFSA to fully pay (or cause to be paid) any and all commitment fees or other fees that are required to be paid pursuant to the terms of the Debt Commitment Letter and the Debt Fee Letter on or prior to the date of this Agreement. The net proceeds of the Bridge Financing, if funded in accordance with the Debt Commitment Letter, together with cash and cash equivalents available to Purchaser and its Affiliates, including under its committed credit facilities, shall, in the aggregate, be sufficient to consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement. As of the date of this Agreement, Purchaser has no reason to believe that MIFSA will be unable to satisfy any term or condition to be satisfied by it as a condition to the availability of the Bridge Financing contained in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or failure to satisfy a condition on the part of MIFSA (or to MIFSA’s knowledge, any other party thereto) under the Debt Commitment Letter. Purchaser acknowledges and agrees that its obligations hereunder are not subject to the receipt or availability of any funds or financing by Purchaser or any of its Affiliates for the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLER

6.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its business and the businesses of its Subsidiaries in the ordinary course of business;

(ii) use its commercially reasonable efforts to preserve its relationships with its customers, suppliers and others having material business dealings with it such that its business will not be impaired;

(iii) maintain its properties, machinery and equipment in the ordinary course of business and use its commercially reasonable efforts to maintain its properties, machinery and equipment in good operating condition and repair; and

(iv) use its commercially reasonable efforts to continue all existing Insurance Policies (or comparable insurance) in full force and effect;

except, in each of the foregoing cases, (i) if the Purchaser shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (ii) as otherwise expressly contemplated by this Agreement; provided that, the foregoing notwithstanding, (x) the Company and its Subsidiaries may use all available cash to repay any Indebtedness or to make cash distributions prior to the Closing and (y) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions of Section 6.01(b) and (z) the Company and its Subsidiaries’ failure to take any action prohibited by Section 6.01(b) shall not constitute a breach of this Section 6.01(a).

(b) From the date hereof until the Closing Date, except as otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause each of its Subsidiaries not to:

(i) materially change its accounting methodologies, practices or principles, other than as required by GAAP;

(ii) establish any new or amend in any material respect any existing cash management policies, including delaying or postponing the payment of any accounts payable or accelerating the collection of any accounts receivable, other than in the ordinary course of business;

(iii) issue, sell, deliver pledge, encumber, transfer or otherwise dispose of any units or shares of its or its Subsidiaries’ equity securities or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, or any other right of any kind to acquire, any units or shares of its or its Subsidiaries’ equity securities or any bonds (other than performance or similar bonds) or debt securities;

(iv) incur, assume or refinance any Indebtedness, other than indebtedness for borrowed money incurred in the ordinary course that will be prepayable at the Closing and included in the Indebtedness Amount pursuant to credit facilities in an aggregate amount not to exceed $2,000,000 so long as the Company delivers written notice of such incurrence at least two (2) Business Days prior to such incurrence;

(v) mortgage or pledge or place any Lien on any substantial portion of its assets, except Permitted Liens;

(vi) effect any recapitalization, reclassification, equity dividend, equity split or like change in its capitalization;

(vii) be party to any merger, acquisition, consolidation, liquidation, dissolution or similar transaction, or purchase a substantial equity interest in or substantial portion of the assets of, any business or Person;

(viii) amend its or its Subsidiaries’ certificate or articles of formation or incorporation, bylaws or other similar organizational documents;

(ix) make any redemption or purchase of any units or shares of its or its Subsidiaries’ equity securities;

(x) sell, assign, dispose of or transfer any of its tangible assets, except inventory in the ordinary course of business or pursuant to any agreement set forth on Schedule 4.09, or voluntarily place any Lien on its assets other than Permitted Liens;

(xi) (i) sell or assign any Intellectual Property, (ii) license or sublicense any Intellectual Property other than in the ordinary course of business in connection with the sale, rental or lease of the Company’s products, or (iii) abandon or permit the lapse of any Intellectual Property other than, in the case of this clause (iii), in the ordinary course of business, including in connection with the ordinary course prosecution of patent applications and trademark applications consistent with past practice;

(xii) make any investment in excess of $250,000 in, or any loan in excess of $250,000 to, any other Person, except investments in Subsidiaries of the Company in the ordinary course of business or pursuant to any agreement set forth on Schedule 4.09;

(xiii) amend or modify, other than in the ordinary course of business and provided that such amendment or modification calls for future payments or receipts of less than $250,000, any agreement set forth or required to be set forth on Schedule 4.09 or enter into, other than in the ordinary course of business, any agreement which, if in effect as of the date hereof, would be required to be listed in Schedule 4.09;

(xiv) other than as required under any Employee Benefit Plan as in effect prior to the date hereof or to comply with applicable Law, (A) increase the compensation or benefits payable to any of the Company’s current or former employees, officers, directors, contractors or consultants, except for increases in base salary or base wage rate for employees having total annual compensation less than or equal to $150,000 in the ordinary course of business, consistent with past practice, which increases shall not exceed 3% in any individual case (B) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any bonus, severance, retention, termination, or pension plan, program or arrangement made to, for or with any of the Company’s current or former directors, officers, employees, contractors or consultants, (C) pay or award, or commit to pay or award, any bonuses, equity compensation or other incentive compensation, (D) accelerate the time of payment, funding or vesting of any compensation or other benefits under any Employee Benefit Plan, (E) hire any employee, contractor or consultant having total annual cash compensation in excess of $150,000, (F) terminate the employment of any employee, contractor or consultant having total annual compensation in excess of $150,000, other than for cause, (G) fund or make any contribution to any Employee Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions or payments to or in respect of Employee Benefit Plans, or (H) adopt, enter into or amend any collective bargaining agreement or other Contract relating to union or organized employees;

(xv) make or authorize any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company’s or its Subsidiaries’ current budget delivered to Purchaser prior to the date hereof;

(xvi) make any loan in excess of $100,000 to, or enter into any other material transaction with, any of its directors, officers, or employees except pursuant to any agreement set forth on Schedule 4.17;

(xvii) settle, compromise or otherwise resolve any pending or Threatened claim, suit, action, charge, citation, proceeding, investigation or arbitration for an amount in excess of $100,000 or which would impose any obligation or liabilities on the Company or any Subsidiary following the Closing;

(xviii) settle or compromise any material Tax liability, amend any material Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any extension resulting from filing Tax Returns by the extended due date), fail to pay any material Tax as it comes due consistent with past practice or make any material election with respect to Taxes; or

(xix) enter into any agreement or otherwise commit, whether in writing or otherwise, to take any of the types of actions described in this Section 6.01(b).

6.02 Access to Books and Records. Subject to Section 7.05, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized Representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, neither the Company nor its Subsidiaries shall have any obligation to provide any information the disclosure of which is prohibited or restricted under applicable Law, a duty of confidentiality owed to any Person or which is legally privileged (provided that the Company shall use commercially reasonable efforts to provide such access or information in an alternative manner that does not have the foregoing effects). The Purchaser acknowledges that Purchaser is and remains bound by the Confidentiality Agreement, between Mallinckrodt LLC and the Company dated May 6, 2015 (the “Confidentiality Agreement”).

6.03 Regulatory Filings.

(a) The Purchaser, the Company and the Seller shall make or cause to be made all filings, notifications and submissions required under the Antitrust Laws or other Laws for the consummation of the transactions contemplated herein as soon as practicable following the date hereof (but in any event filings, notifications and submissions required under the HSR Act shall be made within ten (10) Business Days after the date hereof). The Purchaser, the Company and the Seller shall promptly (i) comply with and prepare and furnish complete responses to any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities and (ii) execute any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and fully carry out the purposes and intent of this Agreement. The Purchaser, the Company and the Seller shall each cooperate in good faith with any Governmental Entities to complete the transactions contemplated by this Agreement expeditiously and lawfully. Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser, the Company and the Seller shall use their reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action; provided, that notwithstanding anything in this Agreement to the contrary, Purchaser shall only be required to use its commercially reasonable efforts to obtain the approval contemplated by Section 3.01(e)(ii). The Purchaser, the Company and the Seller shall diligently assist and cooperate with each other in preparing and filing all documents required to be submitted by the Purchaser, the Seller, the Company or any of their respective Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Purchaser, the Seller, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to each other all information concerning the Purchaser, the Company or the Seller, as the case may be, and/or any of their respective Affiliates that counsel to the Purchaser, the Company and/or the Seller reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). The Purchaser shall be responsible for all filing fees under the HSR Act, other Antitrust Laws and all other Laws or regulations applicable to the Purchaser. The parties shall cause the filings under the HSR Act to be considered for grant of “early termination.”

(b) Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that nothing in this Agreement shall require, or be construed to require, the Purchaser or any of its Affiliates to (and the Company and its Subsidiaries shall not, without Purchaser’s prior written consent) propose, negotiate, offer, make or consent to any dispositions, licenses, divestitures, or holding separate of any assets, rights, product lines, or supply agreements in order to obtain any required approval from any Governmental Entity or any third party to the extent any such action, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the Company and its Subsidiaries, taken as a whole, (ii) Parent and its subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company and its Subsidiaries, taken as a whole, or (iii) the Company, Parent and their respective Subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company and its Subsidiaries, taken as a whole. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that nothing in this Agreement shall require, or be construed to require, the Purchaser or any of its Affiliates to (and the Company and its Subsidiaries shall not, without Purchaser’s prior written consent) incur any liability or obligation in order to obtain the approval contemplated by Section 3.01(e)(ii) to the extent any such liability or obligation, individually or in the aggregate, would reasonably be expected to be material relative to the Company’s business or operations in the jurisdiction in which such approval is sought.

(c) The Purchaser, on the one hand, and the Company and the Seller on the other shall keep each other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of oral communications, advising the other orally of) any communications from or with any Governmental Entities with respect to the transactions contemplated hereby, (ii) permitting the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any proposed oral) communication with any such Governmental Entities, (iii) not participating in any meeting with any such Governmental Entities unless it consults with the other in advance and to the extent permitted by such Governmental Entities gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such Governmental Entities with respect to this Agreement and the transactions contemplated hereby and (v) furnishing the other with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entities; provided, however, that, to the extent permitted under applicable Laws, documents provided pursuant to this Section 6.03 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(d) From the date hereof until the Closing Date, Purchaser and its Affiliates shall not enter into agreements providing for the acquisition of (or acquire) an equity interest in or the assets of, or the merger with, any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business, if such action would be reasonably likely to prevent or materially delay the Closing pursuant to any Antitrust Laws.

6.04 Conditions. The Company and the Seller shall use their respective reasonable best efforts to cause the conditions set forth in Section 3.01 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement, and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself). The Company and the Seller shall use their respective reasonable best efforts to deliver to the Purchaser at least one (1) Business Day prior to the Closing Date (and three (3) Business Days prior to the Closing Date, drafts of) customary payoff letters from the holders of Indebtedness set forth on Schedule 2.02 and to make arrangements for such holders of Indebtedness to deliver to Purchaser, subject to the receipt of the applicable payoff amounts, releases of all related Liens and termination of all related guarantees at, and subject to the occurrence of, the Closing.

6.05 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Seller shall not, and shall cause each of its Affiliates not to, take any action to solicit, facilitate, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any purchase of the Shares or any merger, sale of substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company.

6.06 Confidentiality. For a period of five (5) years following the Closing (and, with respect to any information received pursuant to Section 7.01, for a period of five (5) years following such receipt), Seller shall, and shall cause its Affiliates to, keep confidential all confidential and proprietary information of the Company, its Subsidiaries and the business of the Company and its Subsidiaries (collectively, “Confidential Information”); provided, however, that (x) the foregoing obligation shall not apply to any Confidential Information that (i) is or becomes generally available to the public (other than as a result of a breach of this Section 6.06), or (ii) is or becomes available to Seller or its Affiliates on a non-confidential basis from a source other than Seller or the Company or any of their respective Affiliates, so long as such source is not known by such Person (after reasonable inquiry) to be subject to another confidentiality obligation to the Company or its Affiliates, (y) nothing herein shall restrict Seller or any its Affiliates from disclosing (A) financial return or other financial performance or statistical information (e.g., levels of debt, debt paydown or cash flows) in connection with its normal fundraising, marketing, informational or reporting activities to current and potential equityholders or investors, provided that any recipient thereof is subject to a confidentiality obligation with respect thereto and/or (B) Confidential Information in connection with any dispute with Purchaser, the Company or any of their Subsidiaries related to this Agreement and (z) Seller and its Affiliates may disclose Confidential Information to the extent required by applicable Law or legal or administrative process, provided that Seller shall promptly notify Purchaser (to the extent legally permissible) in advance of such disclosure so that Purchaser may seek, at Purchaser’s sole expense (and Seller will use commercially reasonable efforts to cooperate with Purchaser in seeking) a protective order or other appropriate remedy in lieu of or with respect to such disclosure and/or waive compliance with this Section 6.06, and to the extent legally permissible, Seller will attempt to obtain reliable assurance that confidential treatment will be accorded to the information ultimately furnished.

6.07 Section 280G. Prior to the Closing Date, the Company shall seek approval by the stockholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) to receive or retain any payments that would, in the absence of such stockholder approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code. Prior to seeking such approval, the Company shall use its commercially reasonable efforts to obtain from each disqualified individual waivers that provide that no payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”) with respect to such disqualified individual shall, in the absence of such stockholder approval referred to in the immediately preceding sentence, be payable to or retained by such disqualified individual to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual. All materials produced by the Company in connection with the implementation of this Section 6.07 shall be provided to the Purchaser at least three (3) Business Days in advance for the Purchaser’s review and comment, and the Company shall consider any of the Purchaser’s requested changes or comments in good faith and not unreasonably omit them. At least three (3) Business Days prior to seeking the stockholder approval described in this Section 6.07, with respect to each “disqualified individual” of the Company, the Company shall furnish (a) a schedule that sets forth (i) the Company’s reasonable, good faith estimate of all payments or benefits that could be provided to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) (other than any such amounts to be provided pursuant to arrangements entered into with the Purchaser), and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual, and (b) the underlying data and documentation on which such schedule is based. The Purchaser acknowledges that the Company cannot compel any disqualified individual to waive any existing rights under any contract or agreement that such disqualified individual has with the Company, and, provided that the Company has sought waivers from such disqualified individuals pursuant to this Section 6.07, the Company shall not be deemed in breach of this Section 6.07 if any such disqualified individual refuses to waive any such right and the Company shall not be required to pay any amount to any such individual in connection with seeking such waivers.

6.08 Retention of Funds.

(a) Following Closing, until the expiration of Seller’s obligation to indemnify Purchaser with respect to the Specified Matters, Seller shall retain $50,000,000 of the proceeds received at the Closing; provided, however, that Seller may provide for a portion of such $50,000,000 to be represented by capital commitments of Seller’s members in the form set forth in Exhibit D (each, a “Capital Commitment”) (copies of which shall be provided to Purchaser upon execution), in which case the amount of proceeds that Seller is required to retain pursuant to this sentence shall be reduced by the amount of such Capital Commitments (but Seller shall not be released from any of its indemnification obligations); provided that any party executing any such Capital Commitment shall have sufficient resources to satisfy the full amount of such Capital Commitment (the determination thereof being reasonably agreed to by the Purchaser). The amount of any such Capital Commitment shall be equal to the Specified Matters Distribution Amount set forth therein. It is acknowledged and agreed that Seller shall make separate distributions out of the $50,000,000 referred to in this Section 6.08(a) in connection with the execution of Capital Commitments, and out of and the remaining proceeds in connection with the execution of Assumption Agreements pursuant to Section 6.08(b), respectively, such that any Specified Matters Distribution Amount in a Capital Commitment entered into by a member of Seller shall not include any amount constituting all or any portion of a Distribution Amount in an Assumption Agreement entered into by such member, and vice versa.

(b) Seller shall not distribute any funds to any of its members unless such member receiving a distribution enters into an agreement in the form set forth in Exhibit E (an “Assumption Agreement”) (copies of which shall be provided to Purchaser upon execution) obligating such member to pay its Pro Rata Share of any indemnification obligations in respect of Fundamental Rep/Covenant Claims, in which case Seller’s aggregate maximum liability for indemnification in respect of Fundamental Rep/Covenant Claims shall be reduced by the Distribution Amount set forth in such Assumption Agreement, and Purchaser’s recourse for indemnification in respect of such Pro Rata Share of indemnification in respect of any Fundamental Rep/Covenant Claim shall thereafter be to the counterparty of such Assumption Agreement until such counterparty’s aggregate liability thereunder is equal to such Distribution Amount (but Seller shall not otherwise be released from any of its indemnification obligations).

(c) Until the Final Cash Consideration has been finally determined in accordance with Section 1.04 and any amounts required to be paid pursuant to Section 1.05 have been paid, Seller shall retain sufficient funds from the proceeds received at Closing in order to satisfy any payment obligation it may have pursuant to Section 1.05.

6.09 Termination of Affiliate Arrangements. Except as otherwise agreed in writing by the Seller and the Purchaser, the Seller shall procure the termination of all Affiliate Arrangements effective as of no later than the Closing, without any liability (contingent or otherwise) to the Company or any of its Affiliates, and shall deliver to the Purchaser documentation reasonably satisfactory to the Purchaser to the foregoing effect.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Company to, provide the Seller and its authorized Representatives with reasonable access, during normal business hours and upon reasonable notice, for the purposes of complying with applicable Tax Laws and for defending any third-party claims against Seller in each case to the extent related to transactions involving the Company occurring prior to the Closing or to the extent arising out of or related to the ownership of the Company by Seller (in each case other than with respect to litigation or other disputes between the parties), to (i) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing and (ii) employees of the Purchaser, the Company and their Affiliates for purposes of better understanding such books and records; provided that Seller and its authorized Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that Purchaser and the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, or jeopardize the protection of the attorney-client privilege (provided, in the case of obligations of confidentiality owing to a third party, that the Company shall request a waiver of any such obligation of confidentiality or permit Seller to request such a waiver and shall use commercially reasonable efforts to provide such access or information in an alternative manner that does not have the foregoing effects). Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to amend, repeal or otherwise modify any provision in the Company’s or its Subsidiaries’ certificate of formation, certification of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law. Purchaser shall, and shall cause the Company and its Subsidiaries to, honor and perform under all indemnification obligations owed to any of the individuals who were officers and/or directors of the Company or its Subsidiaries at or prior to the Closing Date and which were provided to the Purchaser and are listed on Schedule 7.02(a).

(b) Prior to or at the Closing, Purchaser shall purchase (or cause to be purchased) a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the individuals who were officers and directors of the Company and its Subsidiaries at or prior to the Closing Date on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be required to pay an aggregate annual premium for such insurance policy in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance. Such policy shall be from an insurance carrier with the same or better credit rating as the Company’s or its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance.

(c) If the Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of their properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.02. The provisions of this Section 7.02 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives. The rights granted pursuant to this Section 7.02 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who were officers and directors of the Company and its Subsidiaries at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 7.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

7.03 Employment and Benefit Arrangements.

(a) For at least twelve (12) months following the Closing Date, the Purchaser shall cause the Company to provide each continuing employee of the Company and its Subsidiaries with (i) a base salary or base wage rate, as applicable, that is equivalent to the base salary or base wage rate, as applicable, provided to such employee prior to the Closing, and (ii) all other compensation and employee benefits (other than any equity-based compensation) that are substantially comparable in the aggregate to the other compensation and employee benefits (excluding equity-based compensation) provided to similarly situated employees of Purchaser.

(b) Employees of the Company and its Subsidiaries participating in The Gores Group, LLC 401(k) Plan (the “Seller 401(k) Plan”) and any Gores Group, LLC welfare plans (the “Seller Welfare Plans”) shall cease active participation in the Seller 401(k) Plan and Seller Welfare Plans effective as of the Closing Date. Without limiting the generality of the other provisions of this Section 7.03, the Purchaser shall cause such employees of the Company and its Subsidiaries to become immediately eligible to participate in a 401(k) plan and welfare plans sponsored or maintained by the Purchaser or any of its Affiliates. For a period of six (6) months following the Closing Date, at the election of such employees of the Company and its Subsidiaries, Purchaser shall cause its 401(k) plan (or a 401(k) plan maintained by any of its Affiliates) to accept any “eligible rollover distributions” (as defined under Section 402(c)(4) of the Code) made from the Seller 401(k) Plan to such employees. Prior to the Closing, the Seller shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, provide all cooperation reasonably requested by the Purchaser to effectuate the Purchaser’s obligations under this Section 7.03(b); provided that such cooperation shall not require the Seller to make any payments or otherwise expend funds.

(c) The Purchaser shall take all actions necessary so that employees of the Company and its Subsidiaries shall receive service credit for all purposes (other than for purposes of benefit accrual under a defined benefit pension plan) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by the Purchaser or any of its Affiliates in which such employees are eligible to participate, except to the extent duplication of benefits would result. To the extent that the Purchaser modifies any welfare benefit coverage or plan under which the employees of the Company and its Subsidiaries participate, the Purchaser shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such welfare benefit coverage or plan modification occurs.

(d) Nothing in this Section 7.03 shall be construed to (i) establish, amend, or modify any Employee Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement of the Purchaser, the Company or any of their respective Affiliates, (ii) alter or limit Purchaser’s, the Company’s or any of their Affiliates’ ability to amend, modify or terminate any such Employee Benefit Plan or other benefit or compensation plan, program, agreement or arrangement in accordance with their terms, (iii) give any third party, including any employees of the Company or any of its Subsidiaries or any beneficiaries or dependents thereof, any right to enforce the provisions of this Section 7.03 as a third-party beneficiary, including with respect to a right to employment or continued employment for any period of time by reason of this Agreement.

7.04 Conditions. The Purchaser shall use its reasonable best efforts to cause the conditions set forth in Section 3.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself); provided, that notwithstanding anything in this Agreement to the contrary, Purchaser shall only be required to use its commercially reasonable efforts to obtain the approval contemplated by Section 3.01(e)(ii).

7.05 Contact with Customers, Employees and Suppliers. Prior to the Closing, the Purchaser and the Purchaser’s Representatives (acting on Purchaser’s behalf) may only contact and communicate with the employees, customers, service providers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby after prior consultation with and written approval of the Seller (such approval not to be unreasonably withheld, conditioned or delayed); provided that the foregoing shall not limit Purchaser’s and the Purchaser’s Representatives from undertaking the foregoing activities in the ordinary course of business with the customers, service providers and suppliers of the Company and its Subsidiaries.

ARTICLE VIII

INDEMNIFICATION

8.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement or in any Exhibit, Schedule or certificate or other instrument delivered hereunder shall survive the Closing and shall terminate on the date that is twelve (12) months after the Closing Date; provided that the Fundamental Representations shall survive the Closing and shall terminate on the third anniversary of the Closing Date; provided, further, that the covenants and agreements to the extent required to be performed following the Closing shall survive until sixty (60) days following the last date on which such covenant or agreement was required to be performed. Seller’s indemnification obligation in respect of Specified Matters shall survive the Closing and shall terminate on the tenth anniversary of the Closing Date. The date to which any representation, warranty, covenant or agreement, or any indemnification obligation in respect of Specified Matters, is to survive pursuant to the preceding two sentences is referred to herein as the “Survival Period Termination Date”. Notwithstanding the foregoing, if on or prior to the applicable Survival Period Termination Date, a Valid Claim Notice has been delivered, the claim alleged in the Valid Claim Notice shall survive until such claim for indemnification is resolved. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements, or in respect of Specified Matters, may be made after the expiration of the applicable survival period.

8.02 Indemnification for the Benefit of the Purchaser.

(a) From and after the Closing (but subject to the provisions of this Article VIII and the Escrow Agreement), Seller shall indemnify the Purchaser and its Affiliates, officers, directors, employees and agents (each, a “Purchaser Indemnified Person”) and hold them harmless against any loss, liability, obligation, Taxes, claim, damage or expense (“Losses”; provided that, for the avoidance of doubt, the reduction of, or the unavailability of, any net operating loss or other Tax asset shall not constitute a Loss) suffered or incurred by the Purchaser Indemnified Persons to the extent relating to or arising from (i) any inaccuracy or breach of any representation or warranty made by the Seller or the Company herein or in any Exhibit, Schedule or certificate delivered hereunder (disregarding, except in the case of Section 4.05 (Financial Statements), clause (y) of the first sentence of Section 4.06 (Absence of Certain Developments), clause (e) of the second sentence of Section 4.06, Section 4.09(a)(iii), and Section 4.15 (Healthcare Laws and Regulations), all references to “material”, “Material Adverse Effect” and similar qualifications as to materiality set forth therein) as of the date hereof or as of the Closing Date as though then made (or, in the case of those representations and warranties that address matters as of particular dates, as of such dates), subject to the last sentence of Section 8.02(c) hereof or (ii) a breach of or a failure by Seller or the Company to perform any covenant or agreement contained in this Agreement. Notwithstanding the foregoing, in the case of claims arising from a breach of a representation or warranty (other than a Fundamental Representation or any representation or warranty in respect of Taxes), no such claims by the Purchaser shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder from the Escrow Account exceeds on a cumulative basis an amount equal to $13,250,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible. In no event shall any party be entitled to recover or make a claim for, and in no event shall Losses include, any amounts in respect of consequential, special, incidental, punitive or indirect damages, loss of goodwill or possible business or lost profits, except in each case to the extent awarded to a third party.

(b) The aggregate maximum liability for indemnification under Section 8.02(a) in respect of inaccuracies in or breaches of representations and warranties (other than Fundamental Representations) shall not exceed $19,875,000 and any such claims shall be satisfied solely and exclusively from the Escrow Account in accordance with the terms of the Escrow Agreement. The aggregate maximum liability for indemnification under Section 8.02(a) in respect of inaccuracies in or breaches of Fundamental Representations or breaches of or failures by Seller or the Company to perform any covenant or agreement contained in this Agreement (any such inaccuracy, breach or failure to perform, a “Fundamental Rep/Covenant Claim”) shall not exceed the Final Cash Consideration, less the aggregate of the Distribution Amounts set forth in any Assumption Agreements entered into pursuant to Section 6.08(b).

(c) From and after the Closing, Seller shall indemnify each Purchaser Indemnified Person and hold them harmless against all out-of-pocket costs and expenses (including any and all fines, penalties, Judgments (as defined in the Asset Purchase Agreement, dated as of October 5, 2012, by and among Ortho-Clinical Diagnostics, Inc., TGG Medical Solutions, Inc. and Gores Capital Partners III, L.P. (as amended, the “Asset Purchase Agreement”), awards, relator’s(s’) attorneys’ fees, costs, and settlements) imposed by any Judgment or settlement resulting from, and any out-of-pocket costs and expenses incurred in defending, the Specified Matters; provided that the aggregate maximum liability for indemnification under this Section 8.02(c) shall not exceed $50,000,000, less any amounts received by Purchaser under any Capital Commitment entered into pursuant to Section 6.08(a); provided, further, that no indemnification shall be provided under this Section 8.02(c) for any costs or expenses arising from compliance of the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) with any CIA (as defined in the Asset Purchase Agreement) entered into in connection with a settlement of, or Judgment arising from, the Specified Matters. Notwithstanding anything to the contrary in this Agreement, the indemnification provided pursuant to this Section 8.02(c) shall be the sole source of indemnification under this Agreement for any of the matters described in this Section 8.02(c).

(d) Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party shall be entitled to recover any Losses for any claim under clause (i) of the first sentence of Section 8.02(a) unless and until the amount of Losses that otherwise would be payable pursuant to clause (i) of the first sentence of Section 8.02(a) with respect to such claim exceeds $250,000 (the “Per Claim Threshold”), and then Purchaser shall be entitled to recover from the first dollar of such claim, it being understood that claims that arise out of substantially related facts or circumstances shall be aggregated for purposes of this sentence and that any Losses for amounts less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded. From and after the Closing, indemnification pursuant to this Section 8.02 and the Escrow Agreement constitutes the parties’ sole and exclusive monetary remedies for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby (including in any Exhibit, Schedule or certificate delivered hereunder), it being understood that any and all other monetary remedies with respect thereto are expressly waived and released by the parties on behalf of themselves and each of their respective Affiliates, officers, directors, employees and agents, in each case to the fullest extent permitted by applicable law. The Purchaser and the Seller each agrees that other than indemnification of the Purchaser Indemnified Persons and the Seller Indemnified Persons, respectively, if and as required by the terms of this Agreement, under no circumstances will the Seller or any of its Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) have any liability to the Purchaser or any of its Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Parties”), or will any Purchaser Party have any liability to any Seller Party, in each case relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder or the conduct of the business of the Company and its Subsidiaries prior to the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit any rights and remedies under Article I, with respect to the right to an injunction, specific performance or other equitable relief (including pursuant to Section 12.17) or with respect to claims or remedies for fraud.

(e) None of the Purchaser Parties or the Seller Parties may avoid the limitations on liability set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory of liability and, except as contemplated by this Agreement or the Escrow Agreement, each of the Purchaser, for itself and the other Purchaser Parties, and the Seller, for itself and the other Seller Parties, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it may have against the Seller Parties and the Purchaser Parties, respectively, relating (directly or indirectly) to the subject matter of this Agreement or the conduct of the business of the Company and its Subsidiaries prior to the Closing arising under or based upon any Law or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to indemnification hereunder for the amount of any Loss or alleged Loss to the extent such amount of such Loss or alleged Loss is included in the calculation of Transaction Expenses paid at Closing or the calculation of Cash, Indebtedness or Net Working Capital as finally determined pursuant to Section 1.04.

(f) All payments made from the Escrow Account shall be treated by the parties as an adjustment to the proceeds received by the Seller and paid by the Purchaser pursuant to Article II hereof.

(g) (i) Except for the Purchaser pursuant to Section 2.02(b) or by Seller pursuant to the last sentence of Section 1.05, no Person (including any Seller Party) shall have any obligation to fund the Escrow Account and (ii) title and all rights to all funds in the Escrow Account shall automatically transfer to the Seller on the Survival Period Termination Date in accordance with the terms of the Escrow Agreement; provided that if prior to such date a Valid Claim Notice has been delivered, an amount sufficient to satisfy any pending claims set forth in such notice shall be retained in the Escrow Account until such claims are finally resolved and then distributed in accordance with such resolution; and provided, further, that if a Purchaser Indemnified Person is entitled to an indemnification payment in respect of a Fundamental Rep/Covenant Claim or pursuant to Section 8.02(c) and such amount is not paid to the Purchaser within ten (10) Business Days, Seller shall, at Purchaser’s election, execute joint escrow instructions with Purchaser causing funds to be released to Purchaser from the Escrow Account in the amount of such payment, whereupon, provided that the obligation under this Agreement and the Escrow Agreement to maintain any amount in escrow has not terminated at the time of such release, each Person that was obligated to make such indemnification payment (i.e., Seller and/or the applicable counterparty to an Assumption Agreement) shall promptly fund the Escrow Account with an amount equal to the indemnification payment that such Person was obligated to make.

(h) Notwithstanding anything to the contrary contained herein, any claim for Losses made by the Purchaser against the Escrow Account pursuant to Section 8.02(a) prior to the date that is twelve (12) months after the Closing Date that results in funds being retained in the Escrow Account beyond such date pursuant to the Escrow Agreement shall be deemed to have been withdrawn unless such claim is asserted by a Purchaser Indemnified Person against the applicable indemnifying party(ies) in a formal action, suit or proceeding before a Governmental Authority (whether directly, by counterclaim, defense to a declaratory action or otherwise) within twelve (12) months of the notification of Seller of such Losses pursuant to the terms of this Agreement (or, in the case of a notification in respect of a Third Party Claim not by or before a Governmental Authority, eighteen (18) months); provided, that this Section 8.02(h) shall not apply to any Third Party Claim by or before any Governmental Authority or any Tax Claim.

(i) Notwithstanding anything to the contrary contained herein, none of the Purchaser or the other Purchaser Parties shall have any right to indemnification under this Agreement from and against any Losses of any Person with respect to the matters identified in Section 2.02(d)(ix) (Specified Proceeding Liabilities) of the Asset Purchase Agreement. For the avoidance of doubt, the foregoing shall not limit the indemnification obligations hereunder in respect of Specified Matters.

8.03 Indemnification by the Purchaser for the Benefit of the Seller. From and after the Closing (but subject to the provisions of this Article VIII), the Purchaser shall indemnify the Seller and its Affiliates, officers, directors, employees and agents (each, a “Seller Indemnified Person”) and hold them harmless against any Losses suffered or incurred by the Seller

Indemnified Persons to the extent arising from: (a) any breach of any representation or warranty of the Purchaser under this Agreement and (b) any nonfulfillment or breach of any covenant or agreement by the Purchaser in this Agreement. Notwithstanding the foregoing, in the case of claims arising from a breach of a representation or warranty, no such claims by the Seller shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent such Losses exceed the Deductible. Notwithstanding anything to the contrary in this Agreement, the aggregate maximum liability for indemnification under this Section 8.03 shall not exceed the Final Cash Consideration.

8.04 Procedures for Claims.

(a) Third Party Claims. Any Person making a claim for indemnification under Section 8.02 or 8.03 is referred to herein as an “Indemnitee” and any indemnifying Person under Section 8.02 or 8.03 is referred to herein as an “Indemnitor” (it being understood that Seller shall be deemed to be the Indemnitor in respect of indemnification for purposes of this Section 8.04 even if a counterparty to an Assumption Agreement entered into pursuant to Section 6.08(b) may have an indemnification obligation in respect of the applicable claim). The Indemnitee shall notify the Indemnitor in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party (each, a “Third Party Claim”) in respect of which indemnification may be sought under Section 8.02 or 8.03, describing, to the extent practicable, the claim, the amount thereof (if known and quantifiable) and the basis thereof. The failure by an Indemnitee to promptly deliver such written notice to the Indemnitor shall not affect the Indemnitee’s right to receive indemnification hereunder with respect to such Third Party Claim, except to the extent the Indemnitor is prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and such Indemnitor, at its option, shall be entitled to assume the defense thereof; provided that (i) any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein and (ii) the Indemnitee shall be entitled to participate (but not control or make decisions related thereto) in the defense of such claim and to employ counsel of its choice for such purpose at the Indemnitee’s expense. Notwithstanding the foregoing, in the event that (A) the Indemnitor shall elect not to undertake such defense, (B) after the date that is thirty (30) days following the provision of a claim notice in accordance with this Section 8.04(a), the Indemnitor shall have failed to notify the Indemnitee that it has elected to undertake the defense of such Third Party Claim, (C) after undertaking such defense, the Indemnitor fails to defend diligently such Third Party Claim within ten (10) Business Days after receiving notice of such failure from the Indemnitee or (D) other than with respect to any Specified Matter, the Third Party Claim (1) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (2) involves criminal allegations, (3) is one in which the Indemnitor has conflicting or adverse interests or is also a party and joint representation would, in the reasonable opinion of the Indemnitee, be inappropriate, or (4) except with respect to Specified Matters, is one which the Indemnitee reasonably believes that it will, after giving effect to the indemnification limitations set forth in this Article VIII, bear in excess of 50% of the Losses with respect to such Third Party Claim, the Indemnitee (upon written notice to the Indemnitor) shall have the right to undertake, assume and direct the defense of such Third Party Claim, using counsel of its own choosing reasonably satisfactory to the Indemnitor, and the

Indemnitor shall be responsible for the fees and disbursements of one counsel in any jurisdiction with respect to such Third Party Claim and any other Third Party Claims related thereto. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall keep the Indemnitee reasonably informed on a reasonably current basis of the status of such claim and the defense thereof and the Indemnitor shall be entitled to settle such claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent, except with respect to Specified Matters, shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of a claim, consenting to any judgment with respect to or ceasing to defend such claim if, pursuant to or as a result of such settlement, judgment or cessation, (A) injunctive or other equitable relief will be imposed against any Indemnified Person or any of its Affiliates, including obligations (other than payment of settlement amounts and civil penalties) imposed pursuant to any settlement agreement or CIA (as defined in the Asset Purchase Agreement), (B) any Indemnified Person or any of its Affiliates shall be required to admit wrongdoing, enter into any criminal plea, incur any criminal liability or enter into a deferred prosecution agreement or non-prosecution agreement, (C) Indemnitor does not pay all amounts to be paid in connection therewith, (D) such settlement or consent to judgment does not expressly and unconditionally release the Indemnified Persons and their Affiliates from any liability or obligation with respect to such claim or (E) any Indemnified Person or any of its Affiliates (or the treatments performed using their products) are excluded from reimbursement from the Medicare program in accordance with 42 USC § 1320a-7. Regardless of which party assumes the defense of a Third Party Claim, the parties shall cooperate with one another in connection therewith. Notwithstanding anything herein to the contrary, and without limiting any rights of Purchaser Indemnified Persons hereunder, the Purchaser Indemnified Persons and their Representatives shall have the right to (v) participate in all substantive communications between Seller or any of its Affiliates or any of their respective Representatives and any Governmental Entity regarding any Specified Matter, including telephone calls, meetings, presentations, notices, demands and other written communications (and, to the extent Purchaser does not participate in such communications, Seller shall inform Purchaser in a timely manner of the contents of such communications and provide copies of any written communications), (w) consult with Seller and its Affiliates and their respective Representatives before any of them initiates any substantive communication with any Governmental Entity regarding any Specified Matter or makes any material decision regarding the defense thereof, (x) access to all documents and information material to the defense of any Specified Matter, including all documents produced to a Governmental Entity, (y) participate in all interviews or similar communications with fact witnesses regarding any Specified Matter or, to the extent Purchaser elects not participate, access to written summaries thereof and (z) participate in the negotiation of the terms and conditions of any CIA (as defined in the Asset Purchase Agreement) entered into in connection with a settlement of, or Judgment arising from, any Specified Matter.

(b) Other Claims. The Indemnitee shall notify the Indemnitor in writing promptly upon becoming aware of the event or circumstance that forms the basis of any claim (other than a Third Party Claim) (each, an “Other Claim”) in respect of which indemnification may be sought under Section 8.02 or 8.03, describing, to the extent practicable, the claim, the amount thereof (if known and quantifiable) and the basis thereof. The failure by an Indemnitee to promptly deliver such written notice to the Indemnitor shall not affect the Indemnitee’s right to receive indemnification hereunder with respect to such Other Claim, except to the extent the Indemnitor is prejudiced by such failure.

8.05 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 8.02 or 8.03 shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment recovered by the Indemnitee from any third party with respect thereto (less any costs incurred in connection with enforcing the right to or obtaining such proceeds or similar payment). The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the lesser of (x) any indemnification payment that has been made in respect of such Loss hereunder and (y) the aggregate amount of the recovery (net in each case of any costs incurred in connection with enforcing the right to or obtaining such recovery) shall be made promptly to the Indemnitor. Purchaser shall not be entitled to indemnification under Section 8.02 for the amount of any Loss (i) to the extent of any provision or reserve established in respect of the specific matters giving rise to such Loss that has been made in the Financial Statements or (ii) to the extent the matter giving rise to such indemnification claim was disputed and resolved and such amount of such Loss was used in the calculation of the Final Cash Consideration pursuant to Section 1.04.

8.06 Acknowledgment of the Purchaser. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the representations and warranties of the Company and the Seller expressly and specifically set forth in this Agreement, the Escrow Agreement and any Exhibits, Schedules, certificates or other instruments delivered in connection with the transactions contemplated hereby, including the Disclosure Schedules attached hereto. Such representations and warranties by the Company or the Seller, as applicable, along with such representations and warranties as are contained in the certificates delivered pursuant to Section 3.01(h), constitute the sole and exclusive representations and warranties of the Company or the Seller, as applicable, to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or its Subsidiaries, or the quality, quantity or condition of the Company’s and its Subsidiaries’ assets) are specifically disclaimed by the Company and the Seller. Except as expressly provided in this Agreement, the Escrow Agreement and any Exhibits, Schedules, certificates or other instruments delivered in connection with the transactions contemplated hereby, including the Disclosure Schedules attached hereto, none of the Seller nor the Company makes or provides, and the Purchaser hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s and its Subsidiaries’ assets or any part thereof. In connection with the Purchaser’s investigation of the Company and its Subsidiaries the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that, except as expressly provided in this Agreement, the Escrow Agreement and any Exhibits, Schedules, certificates or other instruments delivered in connection with the transactions contemplated hereby, including the Disclosure Schedules attached hereto, the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such projections and forecasts. Accordingly, the Purchaser hereby acknowledges, represents, warrants and agrees that, except as expressly provided in this Agreement, the Escrow Agreement and any Exhibits, Schedules, certificates or other instruments delivered in connection with the transactions contemplated hereby, including the Disclosure Schedules attached hereto, it has not relied upon, and that none of the Seller Parties is making any representation or warranty with respect to, such projections and other forecasts and plans, including the reasonableness of the assumptions underlying such projections and forecasts. Except as expressly provided in this Agreement, the Escrow Agreement and any Exhibits, Schedules, certificates or other instruments delivered in connection with the transactions contemplated hereby, including the Disclosure Schedules attached hereto, the Purchaser further (i) agrees, acknowledges, represents and warrants for itself and the other Purchaser Parties, that it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by or on behalf of the Seller or the Seller Parties, and (except in the event of fraud) none of the Seller Parties or any other Person will have or be subject to any liability to any Purchaser Party or any other Person resulting from the distribution to the Purchaser or any other Purchaser Party, or the Purchaser’s or such other Person’s use of, any such information, including any information, document or material made available to the Purchaser or any other Purchaser Party in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, and (ii) waives any right Purchaser Parties may have against the Company or the Seller with respect to any inaccuracy in any such representation, warranty, statement or information. Notwithstanding anything contained in this Agreement (including in Article VIII), nothing herein shall limit in any way claims or remedies for fraud.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser, if there has been a violation or breach by the Company or the Seller of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach cannot be cured by the Company or Seller by the Outside Date or, if capable of being cured, is not cured by the Company or the Seller within fifteen (15) Business Days after receipt by the Company of written notice thereof from the Purchaser; provided, however, that the Purchaser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 3.02 not to be satisfied;

(c) by the Seller, if there has been a violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Seller at the Closing and such violation or breach cannot be cured by the Purchaser by the Outside Date or, if capable of being cured, is not cured by the Purchaser within fifteen (15) Business Days after receipt by the Purchaser of written notice thereof by the Seller; provided, however, that neither the Company nor the Seller are then in material breach of this Agreement so as to cause any of the conditions set forth in Section 3.01 not to be satisfied; or

(d) by the Purchaser or the Seller, if the transactions contemplated hereby have not been consummated on or before February 9, 2016 (such date, the “Outside Date”); provided that, in each case, the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing of the transactions contemplated hereby to occur on or prior to such date.

9.02 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Seller as provided in Section 9.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02 and the second and third sentences of Section 12.11 (Third Party Beneficiaries), Section 12.12 (Waiver of Trial by Jury), 12.15 (Governing Law), 12.16 (Jurisdiction) and 12.18 (Liability of Financing Sources), which shall survive the termination of this Agreement), and there shall be no liability on the part of the Purchaser, the Company or the Seller to one another, except for fraud or Willful Breaches of this Agreement prior to the time of such termination. For purposes of this Agreement, “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of the Company and the Seller have retained K&E to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest purposes as a result thereof, and that the fact that K&E has acted as counsel for the Company shall not restrict K&E from acting as counsel for the Seller in any dispute after the Closing with Purchaser or the Company with respect to the transactions contemplated hereby, and K&E may represent the Seller, The Gores Group, LLC and/or such Affiliates in such dispute even though the interests of the Seller, The Gores Group, LLC and/or such Affiliates may be directly adverse to the Purchaser, the Company or its Subsidiaries, and even though K&E may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. The parties further agree that the attorney–client privilege of the Company and its Subsidiaries shall continue to belong to them following the Closing and shall not pass to or be claimed by Seller (and any attorney-client privilege of Seller shall continue to belong to Seller following the Closing and shall not pass to or be claimed by the Company or its Subsidiaries), provided that, as to all communications prior to the Closing among K&E, on the one hand, and Seller, the Company and/or its Subsidiaries and/or their respective Affiliates, on the other hand, that relate in any way to the transactions contemplated by this Agreement and are subject to the attorney–client privilege, none of Purchaser, the Company or any of their Affiliates shall disclose (nor shall Seller or any of its Affiliates be required to disclose) any such communications in any Litigation in support of a claim by any of them against Seller or any of its Affiliates (unless such communication is no longer subject to attorney-client privilege for reasons other than the actions of Purchaser, the Company or any of their Affiliates).

10.02 Tax Matters.

(a) Purchaser, the Company or any of their respective Affiliates shall have the right to make any election under Section 338 of the Code (or any similar provision under state, local or foreign law) with respect to the transactions contemplated by this Agreement, provided that none of the Purchaser, the Company or any of their respective Affiliates shall make any such election to the extent such election would decrease the Final Cash Consideration, give rise to Taxes for the Pre-Closing Tax Period for which Seller is required to make an indemnification payment hereunder, or otherwise increase the Tax liability of Seller or any of its Affiliates or any of their respective direct or indirect equity owners.

(b) The Purchaser shall not take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(c) The Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for each of the Company and its Subsidiaries for all periods ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date. Each such Tax Return shall be prepared and timely filed (taking into account extensions) in a manner consistent with past practice, except as otherwise required by applicable Law or as would not give rise to incremental Taxes for the Pre-Closing Tax Period for which Seller is required to make an indemnification payment hereunder. At least thirty (30) Business Days prior to the date on which each such Tax Return is required to be filed, the Purchaser shall submit such Tax Return to the Seller for the Seller’s review and comment, and, provided that the Seller provides comments to the Purchaser within fifteen (15) Business Days following receipt of such Tax Return by the Seller, the Purchaser shall reflect such comments from the Seller on such Tax Returns to the extent such comments are reasonable and not inconsistent with past practice and applicable Law; provided, that Purchaser shall not be required to reflect any such comments from the Seller if doing so would give rise to Taxes for any taxable period for which Seller is not required to make an indemnification payment hereunder. The Purchaser shall cause the Company and its Subsidiaries to timely file (taking into account extensions) all such Tax Returns prepared pursuant to this Section 10.02(c).

(d) Without the prior written consent of the Seller, the Purchaser will not (i) amend or permit the Company or any of its Subsidiaries to amend any Tax Return for any Pre-Closing Tax Period or (ii) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period, in the case of each of clause (i) and (ii), to the extent such action would give rise to Taxes for the Pre-Closing Tax Period for which Seller is required to make an indemnification payment hereunder.

(e) Each of the Seller and the Purchaser will pay and be responsible for, and will indemnify and hold the other party harmless against, fifty percent (50%) of any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on the Company or the Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Seller agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by supplying any information in its possession that is reasonably necessary to complete such returns.

(f) The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes, and the computation and verification of any amounts paid or payable under this Agreement with respect to Taxes (including any supporting workpapers, schedules and documents). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(g) If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim shall be delivered, sent, commenced, or initiated to or against Purchaser or any of the Company or its Subsidiaries by any Taxing authority with respect to Taxes that results in or may result in a loss for which indemnification may be claimed under this Agreement (a “Tax Claim”), the party first receiving such notice shall promptly notify the other party in writing of such Tax Claim. The failure by the party receiving such notice to promptly notify the other party shall not affect the receiving party’s right to receive indemnification hereunder with respect to such Tax Claim, except to the extent the other party is prejudiced by such failure. The Purchaser will have the right to control any Tax Claim and any other Tax proceeding with respect to the Company or any of its Subsidiaries; provided, that with respect to any Tax Claim that would reasonably be expected to result in a loss in respect of which Seller would be required to make an indemnification payment hereunder, (x) the Seller will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of any such Tax Claim and (y) Purchaser shall not settle or otherwise dispose of any such Tax Claim without the prior consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights, obligations or liability thereunder or under any payables or receivables arising thereunder.

(i) Notwithstanding anything herein to the contrary, the procedures with respect to any proceedings in respect of Taxes shall be governed by this Section 10.02 and not by Section 8.04.

(j) Any payment made pursuant to Section 1.05 or Article VIII shall be treated as an adjustment to the purchase price for all Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

10.03 Financing.

(a) Subject to the terms and conditions of this Agreement, Purchaser will and will cause MIFSA to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Debt Commitment Letter and the Debt Fee Letter (including any “flex” provisions related thereto) on or prior to the Closing Date, and will cause MIFSA not to, without the Company’s prior written consent, agree to any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Debt Fee Letter if such amendment, modification or waiver (i) reduces the aggregate amount of the Bridge Financing to an amount that, together with the Purchaser’s and its Affiliates’ cash on hand or available committed credit facilities, would be less than an amount that would be required to fund the cash payments required to consummate the transactions contemplated hereby, (ii) changes the conditions to obtaining the Bridge Financing or adds new or additional conditions precedent to obtaining the Bridge Financing, unless such amendment, modification or waiver results in conditions that are in the aggregate substantially equivalent to the conditions in the Debt Commitment Letter and the Debt Fee Letter immediately prior to such amendment, modification or waiver (or that are more favorable to the Purchaser and its Affiliates) or (iii) would reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of the Bridge Financing (or satisfaction of the conditions to obtaining the Bridge Financing) less likely to occur or (C) adversely impact the ability of MIFSA or its Affiliates to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, however, that Purchaser may cause MIFSA to amend or replace the Debt Commitment Letter or the Debt Fee Letter to (i) add lenders, arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) implement or exercise any “flex” provisions provided in the Debt Fee Letter as in effect on the date of this Agreement. Purchaser will cause MIFSA to use its reasonable best efforts to (I) maintain in effect the Debt Commitment Letter, (II) satisfy (or, if deemed advisable by MIFSA, obtain the waiver of, and cause each of its Affiliates to satisfy) on a timely basis all conditions to the Bridge Financing that are within Purchaser and its Affiliates’ control, (III) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Debt Commitment Letter or consistent in all material respects with the Debt Commitment Letter and the Debt Fee Letter (including any “flex” provisions contained therein) and (IV) draw a sufficient amount of the Financing to enable Purchaser to consummate the transactions contemplated hereby, in the event that the conditions set forth in Section 3.01 and Section 3.02 and the conditions to the availability of the Financing have been satisfied or, upon funding, would be satisfied or waived. Upon the request of the Company or Seller, Purchaser will keep Seller and the Company reasonably informed on a reasonably current basis of the status of Purchaser’s and MIFSA’s efforts to obtain the Financing, including providing Seller with prompt notice of (x) any repudiation, termination or breach of the Debt Commitment Letter by any party thereto, of which Purchaser becomes aware and (y) the occurrence of any other event or development that would reasonably be expected to materially adversely impact the ability of MIFSA to obtain all or any portion of the Financing. Purchaser shall have the right to substitute the proceeds of consummated offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Bridge Financing by reducing commitments under the Debt Commitment Letter; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the Closing Transactions on the Closing Date, the termination of this Agreement or the Outside Date (as it may be extended pursuant to this Agreement). Further, Purchaser shall have the right to substitute commitments in respect of other debt financing for all or any portion of the Bridge Financing from the same and/or alternative bona fide third-party financing sources (“Replacement Financing Sources”) so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to the Purchaser and its Affiliates than) the conditions in the Debt Commitment Letter and the Debt Fee Letter, and (ii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment which are in the aggregate substantially equivalent to or more favorable to the Purchaser and its Affiliates than the corresponding restrictions set forth in the Debt Commitment Letter (any such debt financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”), of which true, complete and correct copies of such Replacement Financing Documents shall be provided by Purchaser to the Company promptly after such Replacement Financing commitment letter or other Replacement Financing Documents are fully executed. The representations, warranties, covenants and other restrictions of Purchaser contained in this Agreement and any other provisions herein with respect to the Bridge Financing and the Debt Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents. Upon the request of the Company or Seller, Purchaser will keep the Seller and the Company reasonably informed on a reasonably current basis of the status of Purchaser’s efforts to obtain the Financing.

(b) The Company agrees to, and to cause its Subsidiaries to use reasonable best efforts to, provide, such assistance (and to use reasonable best efforts to cause its and its Subsidiaries’ Representatives, to provide such assistance), with the Financing as is customary with Financings of the type contemplated by the Debt Commitment Letter (including the senior notes offering contemplated thereby) and reasonably requested by Purchaser, including: (i) participation in, and assistance with, the marketing efforts related to the Financing, including assisting Purchaser with Purchaser’s preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary marketing materials and information reasonably deemed necessary by the Financing Sources to complete a successful syndication or offering for delivery to potential syndicate members, purchasers and participants; (ii) participation by senior management, Representatives and advisors of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors (including, for the avoidance of doubt, direct contact with such rating agencies and prospective lenders and debt investors), in each case, at such times as coordinated reasonably in advance thereof; (iii) delivery to Purchaser and its Financing Sources as promptly as reasonably practicable of (A) the documentation and other information requested by the Financing Sources with respect to (x) applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act (and, in any event, at least three (3) Business Days prior to the Closing Date, to the extent requested at least nine (9) days prior to the Closing Date), (B) the Financing Information relating to the Company and (C) such other financial information relating to the Company customary or reasonably necessary for the completion of the Financing to the extent reasonably requested by Purchaser in connection with the preparation of customary offering or information documents to be used for the Financing (which financing information, for the avoidance of doubt, may be included in any such offering or information documents used for or distributed in connection with the Financing); (iv) direct its independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of Purchaser and its Affiliates and the Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; (v) assisting Purchaser with Purchaser’s preparation of pro forma financial information and pro forma financial statements for Mallinckrodt plc and its Subsidiaries on a consolidated basis (provided that neither the Company nor any of the Company’s Subsidiaries or Company’s Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information) and other materials for rating agency presentations, bank information memoranda (confidential and public), offering or private placement memoranda, lender and investor presentations, prospectuses and financial projections for the Company as part of the consolidated business of Mallinckrodt plc and its Subsidiaries, and not on a stand-alone basis, to the extent reasonably requested by the Financing Sources, and providing customary management and representation letters to its accountants in relation to its accountants’ providing “comfort letters” in connection with any securities offering made as part of the Financing (“Representation Letters”); (vi) executing and delivering definitive financing documents (but excluding, for the avoidance of doubt, authorization letters) necessary and customary in connection with the Financing, including customary pledge and security documents, customary certificates (but not solvency certificates), Representation Letters and other customary documents, to the extent reasonably requested by Purchaser; (vii) otherwise reasonably facilitating the pledging of collateral required to be delivered as a condition precedent to the Financing; and (viii) assisting Purchaser and its Affiliates in causing the conditions precedent set forth in Exhibit C to the Debt Commitment Letter to the Bridge Financing to be satisfied.

(c) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries; provided, further, that Purchaser, the Financing Sources and their respective affiliates and Representatives shall obtain no rights in such logos. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Purchaser (or its Affiliates), the Company agrees that Purchaser and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Debt Commitment Letter, and that Purchaser, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding the requirements of Section 10.03(b), (i) neither the Company nor any of its Affiliates or their respective Representatives shall be required to enter into or approve any letter, certificate, document, agreement or instrument or approve or consent to resolutions or consents to approve or authorize the Financing, in each case, that will be effective prior to the Closing (other than Representation Letters), (ii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (iii) nothing herein shall require Seller to cause the delivery of any legal opinions or any certificate as to solvency by Seller or the Company or its Subsidiaries, and (iv) nothing herein shall require any officer, director or other representative of the Company or any of the Company’s Subsidiaries to deliver any certificate or opinion that such officer, director or other representative reasonably believes, in good faith, contains any untrue certifications or opinions, as applicable.

(d) Whether or not the Closing occurs, Purchaser will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries (other than with respect to any costs associated with preparing quarterly and annual financial statements) in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 10.03(b). Purchaser will indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 10.03) and any assistance or activities in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by any such Person.

(e) Notwithstanding anything herein to the contrary, in no event shall any failure to obtain any Financing nor any failure to fund any Financing relieve Purchaser of any obligation under or in respect of this Agreement, including the obligation to timely consummate the transactions contemplated by this Agreement as required hereby, and neither the obtaining nor the availability or funding of any Financing shall constitute a condition to Purchaser’s obligation to timely consummate the transactions contemplated by this Agreement as required hereby. Purchaser reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, subject to the terms and conditions set forth herein.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Additional Consideration” means, as of any date of determination, without duplication, the sum of: (i) the portion of the Escrow Amount paid or payable to the Seller pursuant to this Agreement and the Escrow Agreement, plus (ii) any purchase price adjustments arising under Section 1.05 payable to the Seller.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, however, that no portfolio company of The Gores Group, LLC that is not a Subsidiary of the Seller shall be considered an Affiliate hereunder.

“Base Consideration” means $1,325,000,000.

“Bridge Financing” means the bridge financing committed pursuant to the Debt Commitment Letter, on the terms and subject to the conditions set forth therein.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Los Angeles, California or New York, New York.

“Cash” means, with respect to the Company and its Subsidiaries, as of immediately prior to the Closing, all cash and cash equivalents (excluding Restricted Cash) held by the Company or its Subsidiaries at such time.

“Closing Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) if the Estimated Net Working Capital Amount is greater than the Upper NWC Target, the Estimated Net Working Capital Amount minus the Upper NWC Target, minus (iv) if the Lower NWC Target is greater than the Estimated Net Working Capital Amount, the Lower NWC Target minus the Estimated Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Estimated Transaction Expenses, minus (vii) the Escrow Amount.

“Company Related Person” means Seller, any Person that (itself or together with its Affiliates) holds 1% or more of the outstanding Shares or outstanding equity interests of Seller or any of their respective Affiliates or any director or officer of the Company or Seller or any of the Subsidiaries or Affiliates of any of the foregoing.

“Compliant” means (a) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading, (b) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Financing Information and (c) the financial statements and other financial information included in such Financing Information are sufficient to permit the Financing Sources to receive customary comfort letters with respect to financial information regarding the Company and the Company’s Subsidiaries contained in the Financing Information (including customary “negative assurance” comfort) from the independent accountants for the Company on any date during the Marketing Period.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract, commitment, arrangement or other agreement.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 or 4971 of the Code, or (iv) arising as a result of failure to comply with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Debt Commitment Letter” means the debt commitment letter between MIFSA and Barclays Bank PLC, dated as of the date hereof, as amended, supplemented, replaced or otherwise modified pursuant to Section 10.03, together with all exhibits, schedules and annexes thereto, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions to availability of the Bridge Financing expressly set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.

“Debt Fee Letter” means the fee letter referred to in the Debt Commitment Letter, as amended, supplemented, replaced or otherwise modified pursuant to Section 10.03.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures and notes pursuant to which the Financing will be governed or contemplated by the Debt Commitment Letter.

“Distribution Amount” has the meaning set forth in the applicable Assumption Agreement.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other retirement, deferred compensation, severance, retention, change in control, incentive, stock option or other equity compensation, fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit or compensation plan, program, arrangement or agreement (other than the payment of base salary or wages, and other than any such plan, program or arrangement required to be maintained by a Governmental Entity) that the Company or any of its Subsidiaries maintains, sponsors, is a party to, contributes to or otherwise has liability.

“Environmental Requirements” means all applicable Laws (a) regulating or relating to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling, disposal or release (or threatened release) of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, including protection of the health and safety of employees with respect to the exposure to Hazardous Materials; or (b) that impose liability or responsibility with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any other trade or business or entity that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) or Section 4001(b)(1) of ERISA that includes or, at the relevant time, included, the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.04, plus (iii) if the Final Net Working Capital Amount is greater than the Upper NWC Target, the Final Net Working Capital Amount minus the Upper NWC Target, minus (iv) if the Lower NWC Target is greater than the Final Net Working Capital Amount, the Lower NWC Target minus the Final Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.04, minus (vi) the amount of the Transaction Expenses, minus (vii) the Escrow Amount.

“Final Net Working Capital Amount” means Net Working Capital, as finally determined pursuant to Section 1.04.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including the offering or private placement of debt securities contemplated by the Debt Commitment Letter and any related engagement letter.

“Financing Information” means (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the two most recently completed fiscal years ended at least seventy-five (75) days prior to the Closing Date; (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); (iii) all other financial and non-financial information regarding the Company and its Subsidiaries reasonably requested by Purchaser to assist in the preparation of a preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” relating to unsecured senior notes, which contains all historical financial information reasonably requested by Purchaser that is reasonably necessary for the Purchaser to be able to prepare all appropriate pro forma financial statements in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act); and (iv) all other data regarding the Company that would be required to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from the independent accountants for the Company in connection with the offering of unsecured senior notes. For the avoidance of doubt, the financial information delivered by the Company and its Subsidiaries shall be required to be compliant with GAAP but shall not be required to be compliant with Regulation S-X.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and Representatives of the foregoing, and their respective successors and assigns.

“fraud” means actual, intentional fraud.

“Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization and Organizational Power), 4.02 (Subsidiaries), 4.03 (Authorization; No Breach; Valid and Binding Agreement) (except for clauses (ii) and (iii) of the second sentence thereof), 4.04 (Capitalization) or Section 4.19 (Brokerage).

“GAAP” means United States generally accepted accounting principles as in effect at the time the applicable financial information was prepared or any act requiring the application of GAAP was performed, consistently applied throughout the periods involved.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Hazardous Materials” means any material, substance or waste as to which liability or standards of conduct may be imposed under any Environmental Requirement, and including any hazardous pollutant, chemical, substance, material or waste, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Requirement, including any quantity of any petroleum product or byproduct, flammable or explosive material, radioactive material, friable asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas and toxic mold.

“Indebtedness” means, as of any particular time, without duplication, (a) all liabilities or other obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company and its Subsidiaries (i) for borrowed money or with respect to deposits, loans or advances of any kind (other than trade payables incurred in the ordinary course of business that reduce Net Working Capital), (ii) in respect of leases required to be capitalized under GAAP, (iii) evidenced by notes, bonds, debentures or similar instruments, securities, contracts or agreements, (iv) for the deferred purchase price of property, goods or services (but excluding trade payables incurred in the ordinary course of business taken into account in the calculation of Net Working Capital), (v) in respect of financial guarantees, letters of credit, bankers’ acceptances, surety bonds or similar credit transactions, in each case, to the extent drawn or funded, (vi) break fees or other breakage costs for contracts or agreements relating to interest rate protection, swap agreements and collar agreements other than currency hedge arrangements entered into in the ordinary course of business, (vii) to current or former holders of the Company’s or any of its Affiliates’ capital stock or other equity interests, including in respect of dividends or other distributions, issuances or exchanges, (viii) in respect of any Affiliate Arrangements, (ix) under any securitization transaction, (x) for accrued interest, premium, fees or guarantees on any of the foregoing and (xi) for premiums, penalties, fees, costs or expenses related to repayment or prepayment of any of the foregoing; and (b) all indebtedness in the nature of guarantees of the obligations of other Persons described in clauses (a)(i) through (a)(xi). For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of immediately prior to the Closing.

“Indemnified Person” means any Purchaser Indemnified Person or Seller Indemnified Person, as applicable.

“Intellectual Property” means all intellectual property rights and any or all of the following, worldwide: (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof; (iii) patents and applications therefor and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and any other applications claiming priority to any of the foregoing; (iv) internet uniform resource locators and domain names; and (v) inventions, know-how, trade secrets, and proprietary information.

“Law” means any law, rule, regulation, judgment, injunction, order, ordinance, statute, or decree of any court or other Governmental Entity.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, right of first refusal or offer, conditional sale, title retention or other security arrangement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Litigation” means any action, suit, proceeding, audit, investigation, inquiry, arbitration, mediation or hearing by or before a Governmental Entity.

“Lower NWC Target ” means $14,000,000.

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which Purchaser shall have received the Financing Information and the Financing Information is Compliant; provided, that (i) such period shall not commence prior to September 8, 2015, (ii) if such period has not ended prior to December 21, 2015, then it will not commence until January 5, 2016 and (iii) November 27, 2015 shall not be deemed a Business Day for purposes of such period. If at any time Seller or the Company believes in good faith that it has delivered to Purchaser all Financing Information and such Financing Information is Compliant, it may deliver a written notice to Purchaser to such effect, in which case the Financing Information shall be deemed to have been delivered and to be Compliant as of the date of delivery of such notice, unless Purchaser in good faith reasonably believes either any Financing Information has not been received or is not Compliant and, within five (5) consecutive Business Days after the date of Purchaser’s receipt of the aforementioned notice, delivers a written notice to Seller or the Company to that effect and stating with specificity what Financing Information it believes it has not received or is not Compliant; provided, however, that (x) for the avoidance of doubt, notwithstanding such five (5) consecutive Business Day period, if Purchaser does not deliver any such written notice during such period, the Financing Information shall be deemed to have been delivered, and to be Compliant, as of the date of delivery of the Seller’s or the Company’s notice described above, and such five (5) Business Day period shall not be deemed in any way to extend the Marketing Period and (y) irrespective of the delivery of such a notice by Seller or the Company, the Company shall continue to comply with its other obligations under Section 10.03(b) (Financing) in all respects. For the avoidance of doubt, following the final day of the Marketing Period, there shall be no additional Marketing Periods (including as a result of the delivery of subsequent financial statements) and the Marketing Period shall be deemed to have occurred for purposes of Section 2.01.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect for purposes of this clause (a): any change, effect, event, occurrence, state of facts or development to the extent attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions generally affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general (including currency fluctuation) or the markets in which the Company and its Subsidiaries operate; (iii) any change in applicable Laws or the interpretation thereof; (iv) any change in GAAP or other accounting requirements or principles or the authoritative interpretation thereof; (v) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (v) shall not prevent a determination that any change, effect, occurrence, state of facts or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect); or (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided that, in the case of clauses (ii), (iii), (iv) and (vi) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development shall be taken into account in determining whether a Material Adverse Effect has or will occur; or (b) would reasonably be expected to prevent or materially delay the consummation by the Seller or the Company of the Closing.

“Net Working Capital” means (i) current assets (excluding Cash and deferred income tax assets) of the Company and its Subsidiaries as of immediately prior to the Closing, minus (ii) current liabilities (excluding Indebtedness, deferred income tax liabilities and Transaction Expenses) of the Company and its Subsidiaries as of immediately prior to the Closing, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit A attached hereto. Exhibit A attached hereto sets forth an example of the calculation of the Net Working Capital. Such calculation is included for reference purposes only, and neither the Seller nor the Company make any representation or warranty, and will not incur any liability, solely in respect of any inaccuracy thereof.

“Order” means any decision, determination, judgment, writ, decree, injunction, order, ruling, verdict or award of any Governmental Entity.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP in the Latest Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable or are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP in the Latest Balance Sheet; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use, occupancy and operation of the Leased Real Property or the operation of the business of the Company and/or its Subsidiaries thereof; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which are not substantial in character, amount or extent in relation to the applicable Leased Real Property and which do not materially impair the occupancy, use or value of the applicable Leased Real Property for the purposes for which it is currently used (or is contemplated to be used) in connection with the Company’s and its Subsidiaries’ businesses at such location; (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business in connection with the sale, rental or lease of the Company’s products; and (viii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Pro Rata Share” has the meaning set forth in the applicable Assumption Agreement.

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to ability of Purchaser to consummate the transactions contemplated by this Agreement.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Restricted Cash” means cash in escrow accounts or which is otherwise subject to any other restriction, whether contractual, statutory or pursuant to applicable Law, on the ability of the Company and its Subsidiaries to freely transfer or use such cash for any lawful purpose.

“Specified Matters” means, to the extent arising from actions taken or omitted to be taken between December 27, 2012 and the Closing Date (a) the investigation by the U.S. Department of Justice referenced in the letter dated December 3, 2012 from Charlene Keller Fullmer of the U.S. Department of Justice to Christopher A. Wray of King & Spalding (the “Department of Justice Investigation”), any action or proceeding by the U.S. Department of Justice as a result therefrom and any related qui tam lawsuit(s) giving rise thereto, (b) any proceeding existing on the date hereof or brought within five years of the Closing Date by a state Attorney General (or state Governmental Entity) related to the subject matter of the Department of Justice Investigation, or (c) any other lawsuit related to the subject matter of the Department of Justice Investigation brought within three years of the Closing Date.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, VAT, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, or other tax including any interest, penalties or additions to tax.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax, and any attachment or amendment thereto.

“Threatened” means threatened in writing.

“Transaction Expenses” means all fees, costs, charges and other expenses payable (a) by the Company or its Subsidiaries or for which the Company or any of its Subsidiaries is liable in connection with the transactions contemplated by this Agreement (excluding any premium paid in respect of the insurance policy referenced in Section 7.02(b) hereof), including (i) all fees and expenses of counsel, accountants, investment bankers, consultants and other advisors related to the foregoing, (ii) any transaction, retention or change-in-control bonus payment payable in connection with the consummation of the transactions contemplated by this Agreement payable by the Company or its Subsidiaries and the employer portion of any payroll Taxes associated therewith, (iii) any severance resulting from any termination of employment prior to the Closing (other than any termination of employment at the request of Purchaser or its Affiliates) and the employer portion of any payroll Taxes associated therewith, and (iv) any payments paid or payable under the Therakos, Inc. Equity-Based Incentive Compensation Plan and the employer portion of any payroll Taxes associated therewith, (b) in connection with the Company’s proposed initial public offering, (c) in respect of the Transfer Taxes for which the Seller is responsible pursuant to Section 10.02(e) or (d) by the Seller or its Affiliates to the extent set forth in the calculation of Estimated Transaction Expenses in the Closing Statement.

“Upper NWC Target “ means $16,000,000.

“Valid Claim Notice” means a written notice for a claim of indemnification hereunder delivered in accordance with Section 8.04.

11.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03 Index of Defined Terms.

Page
Additional Consideration	53
Affiliate	53
Affiliate Arrangements	23
Agreement	1
Antitrust Laws	17
Asset Purchase Agreement	39
Assumption Agreement	34
Base Consideration	53
Business Day	53
Capital Commitment	34
Cash	53
Claiming Party	69
Closing	4
Closing Balance Sheet	2
Closing Cash Consideration	53

Page
Closing Date	4
Closing Statement	1
Closing Transactions	4
Code	18
Company	1
Company Intellectual Property	16
Company Related Person	53
Compliant	53
Confidential Information	33
Confidentiality Agreement	30
Contract	54
Controlled Group Liability	54
Debt Commitment Letter	54
Debt Fee Letter	54
Debt Financing Documents	54

Deductible	39
Defending Party	69
Department of Justice Investigation	60
Disclosure Schedules	7
Distribution Amount	54
Employee Benefit Plan	54
Environmental Requirements	54
ERISA	55
ERISA Affiliate	55
Escrow Account	4
Escrow Agent	4
Escrow Agreement	4
Escrow Amount	4
Estimated Cash	1
Estimated Indebtedness	1
Estimated Net Working Capital Amount	1
Estimated Transaction Expenses	2
FDA	20
FDCA	20
Final Cash Consideration	55
Final Net Working Capital	55
Financial Statements	9
Financing	55
Financing Information	55
Financing Sources	56
Foreign Employee Benefit Plan	19
fraud	56
Fundamental Rep/Covenant Claim	39
Fundamental Representations	56
GAAP	56
Government Official	20
Governmental Entity	56
Guaranteed Obligations	69
Hazardous Materials	56
HSR Act	17
Improvements	12
Indebtedness	56
Indemnified Person	57
Indemnitee	42
Indemnitor	42
Insurance Policies	24
Intellectual Property	57
IP License Agreement	17
K&E	4
Latest Balance Sheet	9
Law	57

Leased Real Property	12
Liens	57
Litigation	57
Losses	38
Lower NWC Target	57
Marketing Period	57
Material Adverse Effect	58
Material Customers	24
Material Suppliers	24
MDD	20
Medical Device/Drug Permits	22
MIFSA	27
Negotiation Period	2
Net Working Capital	58
Objections Statement	2
OFAC	19
Order	59
Other Claim	43
Outside Date	46
Parachute Payments	33
Parent	1
Per Claim Threshold	40
Permits	19
Permitted Liens	59
Person	59
Pre-Closing Tax Period	59
Preliminary Statement	2
Pro Rata Share	59
Proceeding	69
Purchaser	1
Purchaser Indemnified Person	38
Purchaser Material Adverse Effect	59
Purchaser Parties	40
Purchaser’s Representatives	30
Replacement Financing	50
Replacement Financing Documents	50
Replacement Financing Sources	50
Representation Letters	51
Representatives	59
Restricted Cash	60
Review Period	2
Schedule	7
Seller	1
Seller 401(k) Plan	37
Seller Indemnified Person	41
Seller Parties	40

Seller Welfare Plans	37
Shares	1
Specified Matters	60
Straddle Period	60
Subsidiary	60
Survival Period Termination Date	38
Tax	60
Tax Claim	48
Tax Returns	60

Third Party Claim	42
Threatened	60
Transaction Expenses	60
Transfer Taxes	48
Upper NWC Target	61
Valid Claim Notice	61
Valuation Firm	3
Willful Breach	46

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint reasonable approval of the Purchaser and the Seller, unless required by Law or by obligations pursuant to any listing agreement with any national securities exchange (in the reasonable opinion of counsel), in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication to the extent feasible; provided, however, that the restrictions set forth in this Section 12.01 shall not apply to any release or public announcement in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stakeholders that are not inconsistent in any material respects with the prior public disclosures regarding the transactions contemplated hereby. The parties hereto acknowledge and agree that Purchaser (or any Affiliate thereof) may file this Agreement, including a summary thereof, with the Securities and Exchange Commission.

12.02 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.03 Knowledge Defined. For purposes of this Agreement, “the Company’s knowledge” and “knowledge of the Company” as used herein shall mean the knowledge after reasonable inquiry of Michael Rechtiene, Sandra Thompson, Jamie Oliver and Dennis Briggs.

12.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser and, after the Closing, the Company:

Mallinckrodt Enterprises LLC

c/o Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

Attn: Vice President, Business Development and Licensing

Email: Rick.Hoyt@mallinckrodt.com

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Adam O. Emmerich, Benjamin M. Roth and Victor Goldfeld

Email: aoemmerich@wlrk.com, bmroth@wlrk.com and

vgoldfeld@wlrk.com

Notices to the Seller and, prior to the Closing, the Company:

The Gores Group

9800 Wilshire Boulevard

Beverly Hills, CA 90212

Attn: Eric Hattler, Esquire

         Edward Johnson

Email: ejohnson@gores.com

            ehattler@gores.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Attn: Rick C. Madden

Email: rick.madden@kirkland.com

12.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the Company and the Seller, or by the Company or the Seller without the prior written consent of the Purchaser, in each of the foregoing cases, such consent not to be unreasonably withheld, conditioned or delayed.

12.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law so that the transactions contemplated hereby may be completed to the extent possible.

12.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Article,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section or article of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

12.08 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that the amounts, or higher or lower amounts, are or are not material, and no party shall use the fact of the setting of the amounts in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in the Disclosure Schedules or any Exhibit is or is not material. The inclusion of any item in the Disclosure Schedules is not intended to imply that the items so included, or other items, are or are not required to be disclosed (including whether such items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the inclusion of any item the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in the Disclosure Schedules is or is not required to be disclosed (including whether the items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, a document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company only if the Company or a Person acting on its behalf posts such document to the online data room hosted on behalf of the Company and located at datasite.merrillcorp.com or provided such document to the Company by electronic mail or physical delivery, in each case, prior to 5:00 p.m. in New York, New York on the day prior to the date hereof.

12.09 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Notwithstanding anything to the contrary contained herein, this Section 12.09, Section 12.11 (as it relates to third-party beneficiaries), Section 12.12 and Section 12.18 may not be amended, supplemented, waived or otherwise modified, nor may this Agreement be otherwise modified in a manner that in substance constitutes such a modification, in each case in a manner adverse to the Financing Sources, without the prior written consent of the Financing Sources.

12.10 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.11 Third-Party Beneficiaries. Section 7.02 shall be enforceable by the current and former officers and directors of the Company and/or its Subsidiaries and his or her heirs and representatives. The Financing Sources shall be express third-party beneficiaries of this Section 12.11 and Sections 12.09, 12.12 and 12.18, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.12 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE ESCROW AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE

PARTIES TO THIS AGREEMENT OR THE FINANCING SOURCES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.13 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction. Except as otherwise expressly provided in Section 1.04, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, in the United States District Court for the District of Delaware), and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.04 shall be deemed effective service of process on such party.

12.17 Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Except as expressly set forth herein, any and all remedies herein expressly conferred on a party will be deemed cumulative with and not exclusive of any remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.18 Liability of Financing Sources.

(a) Notwithstanding anything herein to the contrary, (i) the Company (on behalf of itself and each Company Related Person) and each of the other parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (x) the interpretation of the definition of Material Adverse Effect and whether or not a Material Adverse Effect has occurred, (y) the determination of the accuracy of any Acquisition Agreement Target Representations (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Purchaser or its Affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the transactions contemplated hereby and (z) the determination of whether the transactions contemplated hereby have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state and (ii) the Company (on behalf of itself and each Company Related Person) and each of the other parties hereto (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.04 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and each Company Related Person (other than Purchaser and MIFSA)) agrees that neither it nor any other Company Related Person (other than Purchaser and MIFSA) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby; provided that, following the Closing, the foregoing will not limit the rights of the parties to the Financing under the Debt Financing Documents. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

12.19 Prevailing Party. In the event any suit, action or proceeding (a “Proceeding”) is commenced by any party (the “Claiming Party”) hereto to enforce its rights under this Agreement against any other party (the “Defending Party”), the non-prevailing party in such Proceeding shall reimburse all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding; provided, that if a party prevails in part, and loses in part, in such Proceeding, the court presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the parties on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences any such Proceeding and (i) the underlying claim(s) are subsequently dropped or voluntarily dismissed and/or (ii) the Defending Party defeats such claim(s).

12.20 Guarantee. Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by the Purchaser of all of its obligations to the Seller pursuant to the terms of this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. Should Purchaser default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Parent hereunder shall become immediately due and payable to the Seller. Parent hereby represents and warrants to the Company that (i) it is a public limited company, validly existing under the laws of Ireland, and it has all power and authority to execute, deliver and perform its obligations under this Section 12.20; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor; and (iii) this Agreement has been duly and validly executed and delivered by it and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Until the Payment in full of the Guaranteed Obligations, Parent waives (i) any of the following rights it may have against Purchaser: subrogation, set-off, reimbursement, exoneration, contribution or indemnification, and (ii) any right to participate in any claim or remedy of the Seller against Purchaser, in the case whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

*        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Purchaser:	MALLINCKRODT ENTERPRISES LLC

	By:	/s/ Kathleen A. Schaefer
	Name:	Kathleen A. Schaefer
	Title:	President

Parent (solely for purposes of Section 12.20):	MALLINCKRODT PLC

	By:	/s/ Mark C. Trudeau
	Name:	Mark C. Trudeau
	Title:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Company:	TGG MEDICAL SOLUTIONS, INC.

	By:	/s/ Edward Johnson
	Name:	Edward Johnson
	Title:	Vice President

Seller:	TGG MEDICAL HOLDINGS, LLC

	By:	/s/ Edward Johnson
	Name:	Edward Johnson
	Title:	Vice President

[Signature Page to Stock Purchase Agreement]

Exhibit A

Calculation of Net Working Capital

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of FIRPTA Certificate

Exhibit D

Form of Specified Matter Capital Commitment

Exhibit E

Form of Fundamental Rep/Covenant Claim Assumption Agreement